AGREEMENT AND PLAN OF MERGER

BY AND AMONG

NEXMED, INC.,

BQ ACQUISITION CORP.,

BIO-QUANT, INC.,

ALI SAMER AL-ASSAAD, as
SHAREHOLDER REPRESENTATIVE

and as to Sections 4.1(c) and Article VIII hereof,

BASSAM DAMAJ,

EDWARD COX

and

HENRY ESBER

Dated as of November 20, 2009

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of November 20, 2009 (the “Agreement”), is entered into by and among NexMed, Inc., a Nevada corporation (“NexMed”), BQ Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of NexMed (“Merger Sub”), Bio-Quant, Inc., a Utah corporation (“Bio-Quant”), Ali Samer Al-Assaad, as Shareholder Representative, and as to Sections 4.1(c) and Article VIII hereof, Bassam Damaj, Edward Cox and Henry Esber (collectively, the “Bio-Quant Principals”).

RECITALS:

WHEREAS, the Boards of Directors of NexMed, Merger Sub and Bio-Quant have determined that it is in the best interests of their respective corporations and their shareholders or stockholders, as the case may be, to consummate the business combination transaction provided for herein in which Merger Sub will, in accordance with the General Corporation Law of the State of Delaware (“Delaware Law”) and the Utah Revised Business Corporation Act (“Utah Law”) and subject to the terms and conditions set forth herein, merge (the “Merger”) with and into Bio-Quant, with Bio-Quant surviving as a wholly-owned subsidiary of NexMed;

WHEREAS, pursuant to the Merger, NexMed will acquire all of the outstanding equity securities of Bio-Quant in exchange for the Merger Consideration (as defined below) to be provided to the shareholders of Bio-Quant pursuant to the terms of this Agreement;

WHEREAS, NexMed, Merger Sub and Bio-Quant intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, and to cause the Merger to qualify, to the extent eligible, as a reorganization under the provisions of Section 368(a) of the Code; and

WHEREAS, NexMed, Merger Sub and Bio-Quant desire to make certain representations and warranties and other agreements in connection with the Merger and pursuant to the terms of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, NexMed, Merger Sub and Bio-Quant hereby agree as follows:

ARTICLE I

THE MERGER

1.1.         THE MERGER.

(a)          The Merger.  On the Closing Date, and subject to and upon the terms and conditions of this Agreement, Delaware Law and Utah Law, Merger Sub shall be merged with and into Bio-Quant at the Effective Time, whereupon the separate corporate existence of Merger Sub shall cease and Bio-Quant shall continue as the surviving corporation (the “Surviving Corporation”).

(b)          Closing; Effective Time.  The Closing will take place on the Closing Date at the offices of Goodwin Procter LLP, 4365 Executive Drive, 3rd Floor, San Diego, California, 92121, or such other location as may be agreed to in writing by the parties hereto (the “Closing”).  At the Closing, the parties hereto shall cause the Merger to be consummated by filing Certificates and/or Plans of Merger in accordance with the relevant provisions of Delaware Law and Utah Law, respectively (the “Certificates of Merger”), together with any other required related certificates, with the Secretaries of State of the State of Delaware and the State of Utah, in such forms as required by, and executed in accordance with the relevant provisions of, Delaware Law and Utah Law, as applicable (the time of such filing in the State of Delaware being the “Effective Time” and the date on which the Effective Time occurs shall be the “Effective Date”).

(c)          Bio-Quant Closing Deliverables.  At or prior to the Closing, Bio-Quant shall deliver to NexMed the following items:

(i)         An opinion of Durham Jones & Pinegar, P.C., special Utah legal counsel to Bio-Quant, in form satisfactory to NexMed and addressing the matters set forth on Annex I;

(ii)       The Certificates of Merger, duly executed by Bio-Quant;

(iii)      a certificate of the Secretary of Bio-Quant, certifying to (i) the Articles of Incorporation and By-Laws of Bio-Quant, (ii) the resolutions of the Board of Directors of Bio-Quant approving and adopting this Agreement, all other Transaction Documents to which it is a party and the transactions contemplated hereby and thereby, which shall not have been modified, revoked or rescinded as of the Closing, and (iii) the resolutions of holders of a majority of the outstanding voting stock of Bio-Quant approving and adopting this Agreement, all other Transaction Documents to which it is a party and all transactions contemplated hereby and thereby, which shall not have been modified, revoked or rescinded as of the Closing;

(iv)      a Certificate of Good Standing with respect to Bio-Quant, dated not more than five (5) days prior to the Closing Date, from the state of Utah and all states listed on Section 2.1 of the Bio-Quant Disclosure Schedule;

(v)       The Bio-Quant Closing Balance Sheet, accompanied with a certification of Bio-Quant’s Chief Executive Officer to the effect that it has been prepared on a consistent basis with the Bio-Quant Financials under GAAP and that it fairly and accurately presents the financial condition of Bio-Quant as of the date of the Bio-Quant Closing Balance Sheet;

(vi)      an Employment Agreement, by and between Bassam Damaj, Ph.D. (“Damaj”) and NexMed, pursuant to which Damaj shall serve as the Chief Executive Officer of NexMed on the terms set forth on Exhibit B hereto (the “Damaj Employment Agreement”), duly executed by Damaj;

(vii)     such documentation as may be mutually agreed upon by Bio-Quant and NexMed to establish that the offering of the Merger Consideration hereunder shall constitute a valid private placement under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) or a valid exempt offering under Regulation S promulgated under the Securities Act (“Regulation S”), as the case may be;

(viii)    duly executed resignations of certain directors and officers of Bio-Quant as set forth on Section 4.15 hereof; and

(ix)       duly executed agreements of all persons listed on Section 4.4 of the Bio-Quant Disclosure Schedule in the form attached hereto as Exhibit D.

(d)          NexMed Closing Deliverables.  At or prior to the Closing, NexMed shall deliver to Bio-Quant the following items:

(i)         The opinions of Katten Muchin Rosenman LLP, with respect to Merger Sub, and Brownstein Hyatt Farber Schreck LLP, special Nevada Counsel to NexMed, with respect to NexMed, each in form satisfactory to Bio-Quant and addressing the matters set forth on Annex II;

(ii)        The Certificates of Merger, duly executed by Merger Sub;

(iii)      Resolutions of the Board of Directors of NexMed (x) appointing the new members of the NexMed Board of Directors pursuant to Section 4.11 hereof, (y) appointing Damaj as Chief Executive Officer of NexMed and Vivian H. Liu as Chairman of the Board and Executive Vice President of NexMed;

(iv)      The NexMed Closing Balance Sheet, accompanied with a certification of NexMed’s Chief Financial Officer to the effect that it has been prepared on a consistent basis with the NexMed Financials under GAAP and that it fairly and accurately presents the financial condition of NexMed as of the date of the NexMed Closing Balance Sheet;

(v)        The Damaj Employment Agreement, duly executed by NexMed;

(vi)      a certificate of the Secretary of NexMed, certifying to (i) the Articles of Incorporation and By-Laws of NexMed and (ii) the resolutions of the Board of Directors of NexMed approving and adopting this Agreement, all other Transaction Documents to which it is a party and the transactions contemplated hereby and thereby, which shall not have been modified, revoked or rescinded as of the Closing;

(vii)     a certificate of the Secretary of Merger Sub, certifying to (i) the Certificate of Incorporation and By-Laws of Merger Sub, (ii) the resolutions of the Board of Directors of NexMed approving and adopting this Agreement, all other Transaction Documents and the transactions contemplated hereby and thereby, which shall not have been modified, revoked or rescinded as of the Closing, and (iii) the resolutions of the sole shareholder of Merger Sub approving and adopting this Agreement, all other Transaction Documents to which it is a party and the transactions contemplated hereby and thereby, which shall not have been modified, revoked or rescinded as of the Closing;

(viii)     A Certificate of Good Standing with respect to NexMed, dated not more than five (5) days prior to the Closing Date, from the state of Nevada and all of the states listed on Section 3.1 of the NexMed Disclosure Schedule; and

(ix)       Voting Agreements, duly executed by Vivian H. Liu and Mark Westgate, in the form attached hereto as Exhibit C (the “Voting Agreements”).

1.2.         EFFECT OF THE MERGER.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificates of Merger and the applicable provisions of Delaware Law and Utah Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

1.3.         ARTICLES OF INCORPORATION; BYLAWS.

(a)          Articles of Incorporation.  The Articles of Incorporation of Bio-Quant, as in effect immediately prior to the Effective Time, shall be and remain the Articles of Incorporation of the Surviving Corporation at the Effective Time until thereafter amended as provided by Utah Law and such Articles of Incorporation.

(b)          Bylaws.  The Bylaws of Bio-Quant, as in effect immediately prior to the Effective Time, shall be and remain the Bylaws of the Surviving Corporation at the Effective Time until thereafter amended as provided by Utah Law, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

1.4.         DIRECTORS AND OFFICERS.  The directors of NexMed immediately after the Effective Time, as set forth in Section 4.11 hereof, shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.  The officers of NexMed immediately after the Effective Time, as set forth in Section 4.11 hereof, shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office until their respective successors are duly elected or appointed and qualified.

1.5.         CONVERSION OF MERGER SUB COMMON STOCK.  Each of the shares of the common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall become shares of the Surviving Corporation at the Effective Time of the Merger and shall thereafter constitute all of the issued and outstanding shares of the Surviving Corporation.

1.6.         EFFECT ON CAPITAL STOCK.  At the Effective Time, by virtue of the Merger and pursuant to the terms provided herein, and without any action on the part of NexMed, Bio-Quant or the holders of any of the following securities except as provided herein:

(a)          Merger Consideration.   Upon consummation of the Merger, holders of capital stock of Bio-Quant shall be entitled to receive, in the aggregate, 4,000,000 shares of common stock, par value $0.001 per share, of NexMed (the “NexMed Common Stock”), valued at $0.168 per share (the “NexMed Shares”), plus promissory notes issued by NexMed in the aggregate principal amount of $12,129,010 in the form attached hereto as Exhibit A (collectively, the “Notes” and together with the NexMed Shares, the “Merger Consideration”).  Except as set forth in Section 1.6(b) below, each share of Bio-Quant common stock issued and outstanding immediately prior to the Effective Time (other than the Dissenting Shares, as defined in Section 1.12) (the “Shares”) shall be automatically converted into the right to receive the following (such conversion, the “Exchange Ratio”):

(i)     NexMed Common Stock.  913.96 validly issued, fully paid and non-assessable shares of NexMed Common Stock; and

(ii)     Promissory Note.  A Note in the principal amount of $2,771.37.

At the Effective Time, all shares of Bio-Quant common stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of certificates previously representing any such shares of Bio-Quant common stock shall cease to have any rights with respect thereto, except the right to receive the portion of the Merger Consideration set forth in this Section 1.6 upon surrender of certificates representing shares of Bio-Quant common stock pursuant to Section 1.7 hereof or those rights set forth in Section 1.12 hereof, as applicable.

(b)          Cancellation.  Each Share held in the treasury of Bio-Quant and each Share owned by NexMed or by any direct or indirect wholly-owned subsidiary of NexMed immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be cancelled and retired without payment of any consideration therefor other than pursuant to the terms herein and cease to exist.

(c)          Fractional Shares.  No fraction of a share of NexMed Common Stock will be issued pursuant to Section 1.6(a)(i) hereof, but in lieu thereof, the principal amount under the Note issued to each holder of Bio-Quant Common Stock who would otherwise be entitled to a fraction of a share of NexMed Common Stock (after aggregating all fractional shares of NexMed Common Stock to be received by such holder) shall be increased by an amount (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing price of a share of NexMed Common Stock on the NASDAQ Capital Market (“NASDAQ”) or, in the event that the NexMed Common Stock is not listed on NASDAQ as of such date, the OTC Bulletin Board over the five (5) trading days ending on the trading day prior to the Effective Time.

(d)          Limitations.  Notwithstanding anything to the contrary contained in this Section 1.6, the aggregate number of shares of NexMed Common Stock issuable to the shareholders of Bio-Quant pursuant to this Agreement shall in no event exceed 19.99% of the shares of NexMed Common Stock outstanding immediately prior to the Effective Time; provided, that if NexMed receives stockholder approval for the issuance of additional shares to repay the outstanding principal amounts, and interest thereon, under the Notes, the limitation set forth in this Section 1.6(e) shall thereafter be equal to forty-five percent (45%) of the total shares of NexMed Common Stock immediately prior to the Effective Time.

1.7.         EXCHANGE OF CERTIFICATES.

(a)          Exchange Agent.  NexMed, acting directly or through any bank or trust company designated by NexMed (the “Exchange Agent”), shall make available or cause to be made available for the benefit of the holders of Shares, for exchange in accordance with Section 1.6 and this Section 1.7 (i) certificates evidencing shares of NexMed Common Stock issuable pursuant to this Agreement as Merger Consideration and (ii) Notes issuable pursuant to this Agreement as Merger Consideration.

(b)          Exchange Procedures.  As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding Shares (the “Certificates”) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as NexMed may reasonably specify after review by Bio-Quant) in form satisfactory to NexMed and Bio-Quant (each, a “Letter of Transmittal”) and (ii) instructions to effect the surrender of the Certificates in exchange for the certificates evidencing shares of NexMed Common Stock and Notes and, in lieu of any fractional shares thereof, cash. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such Letter of Transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefore: (A) certificates evidencing that number of whole shares of NexMed Common Stock which such holder has the right to receive as Merger Consideration, in respect of the Shares formerly evidenced by such Certificate, (B) a Note issuable with respect of the Shares formerly evidenced by such Certificate in the aggregate principal amount calculated pursuant to Section 1.6(a)(ii) and 1.6(d), and (C) any dividends or other distributions to which such holder is entitled pursuant to Section 1.7(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which are not registered in the transfer records of Bio-Quant as of the Effective Time, Merger Consideration may be issued and paid in accordance with this Article I to a transferee if the Certificates evidencing such Shares are presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 1.7(b) and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented Shares will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, if any, to evidence the right to receive the ratable portion of the Merger Consideration.

(c)          Distributions with Respect to Unexchanged Shares.  No dividends or other distributions declared or made after the Effective Time, with respect to NexMed Common Stock with a record date after the Effective Time, shall be paid to the holder of any unsurrendered Certificate until the holder of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of NexMed Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of NexMed Common Stock.

(d)          Transfers of Ownership.  If any certificate for shares of NexMed Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to NexMed or any person designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of NexMed Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of NexMed or any agent designated by it that such tax has been paid or is not payable.

(e)          No Liability.  Notwithstanding anything to the contrary in this Section 1.7, neither NexMed nor Bio-Quant shall be liable to any holder of Bio-Quant Common Stock at the Effective Time or NexMed Common Stock for any Merger Consideration (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f)          Withholding Rights.  NexMed, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares, such amounts as NexMed, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, provincial or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by NexMed, the Surviving Corporation or the Exchange Agent.

(g)          Return of Merger Consideration to Surviving Corporation.  Any portion of the Merger Consideration that remains undistributed to the holders of Bio-Quant Common Stock for more than six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any such holders of Bio-Quant Common Stock who have not theretofore complied with the provisions of this Article I shall thereafter look only to the Surviving Corporation for the Merger Consideration to which they are entitled hereunder.

1.8.         STOCK TRANSFER BOOKS.  At the Effective Time, the stock transfer books of Merger Sub and Bio-Quant shall be closed, and there shall be no further registration of transfers of Merger Sub common stock or Bio-Quant Common Stock thereafter on the records of Merger Sub or Bio-Quant, respectively.

1.9.         NO FURTHER OWNERSHIP RIGHTS IN BIO-QUANT COMMON STOCK.  The Merger Consideration delivered upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.10.      LOST, STOLEN OR DESTROYED CERTIFICATES.  In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the ratable portion of the Merger Consideration as contemplated in this Article I; provided, however, that NexMed may, in its sole discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to indemnify against any claim that may be made against NexMed, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.11.      TAX CONSEQUENCES.  It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

1.12.      DISSENTER’S RIGHTS.  Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time and held by a Bio-Quant shareholder who has not voted in favor of the Merger, consented thereto in writing or otherwise waived its dissenter’s rights and who has complied with all of the relevant provisions of Section 16-10a-1301 et. seq. of the Utah Law with respect to being a dissenting shareholder (each, a “Dissenting Shareholder”) shall not be converted into the right to receive the Merger Consideration provided in Section 1.6 hereof unless and until such holder fails to perfect or effectively withdraws or otherwise loses such holder’s right to such dissenter’s rights under Utah Law. A Dissenting Shareholder may receive payment of the fair value of the Shares issued and outstanding immediately prior to the Effective Time and held by such Dissenting Shareholder (“Dissenting Shares”) in accordance with the provisions of Utah Law, provided, that such Dissenting Shareholder complies with all applicable provisions of Section 16-10a-1301 et seq. of Utah Law. At the Effective Time, all Dissenting Shares shall be cancelled and cease to exist and shall represent only the right to receive the fair value thereof in accordance with Utah Law. If, after the Effective Time, any Dissenting Shareholder fails to perfect or effectively withdraws or otherwise loses such Dissenting Shareholder’s right to appraisal, such Dissenting Shareholder’s Dissenting Shares shall thereupon be treated as if they had been converted, as of the Effective Time, into the right to receive the Merger Consideration in accordance with Section 1.6 hereof.

1.13.      TAKING OF NECESSARY ACTION; FURTHER ACTION.  Each of NexMed, Merger Sub and Bio-Quant will in good faith take all such commercially reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Bio-Quant, the officers and directors of Merger Sub and Bio-Quant are fully authorized in the name of the corporation or otherwise to take, and will take, all such lawful and necessary action.

1.14.      MATERIAL ADVERSE EFFECT.  When used in this Agreement with respect to NexMed or Bio-Quant as the case may be, the term “Material Adverse Effect” means any change or effect that, individually or when taken together with all other such changes or effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), condition (financial or otherwise), prospects or results of operations of NexMed or Bio-Quant and/or its subsidiaries, as the case may be.

1.15.      POST-CLOSING ADJUSTMENT.  Section 1.15 of the Bio-Quant Disclosure Schedule sets forth as of the date hereof all accounts receivable of Bio-Quant which are aged at least 120 days (the “Past Due Receivables”), and the respective aging thereof.  If, on the date 90 days after the Closing Date, any portion of the Past Due Receivables (such aggregate amount, the “Uncollected Amount”) remains uncollected, then NexMed, acting through its Chief Financial Officer, shall, upon written notice to the Shareholder Representative, have the right to offset against the unpaid principal amount of the Notes, on a dollar-for-dollar basis, an amount equal to eighty percent (80%) of the Uncollected Amount (the “Merger Consideration Adjustment”), which Merger Consideration Adjustment shall be applied pro rata in proportion to the original principal amount of the Note held by each Note holder.  For all purposes, the Merger Consideration Adjustment shall be deemed an adjustment to the Merger Consideration provided to Bio-Quant shareholders in respect of the Merger.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF BIO-QUANT

Bio-Quant hereby represents and warrants to NexMed and Merger Sub as follows, except as set forth in the written disclosure schedule delivered by Bio-Quant to NexMed (the “Bio-Quant Disclosure Schedule”). The Bio-Quant Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II to which such disclosure relates (which, in each case, shall constitute the only valid disclosure with respect to such sections and subsections); provided, however, to the extent that the disclosure of an item is relevant and reasonably apparent on its face to apply to the disclosure required by any other section, such item shall be deemed to be disclosed in such other section whether or not an explicit cross-reference appears.  The inclusion of any information in the Bio-Quant Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Material Adverse Effect, or is outside the ordinary course of business.  For purposes of this Agreement, the phrase “to the knowledge of Bio-Quant” or “its subsidiaries” or any phrase of similar import shall mean and be limited to the actual knowledge of the Bio-Quant Principals after due inquiry.

2.1.        ORGANIZATION OF BIO-QUANT.  Bio-Quant is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Bio-Quant. Bio-Quant has delivered or made available a true and correct copy of its Certificate of Incorporation and Bylaws, each as amended to date, to NexMed.  Section 2.1 of the Bio-Quant Disclosure Schedule lists each foreign jurisdiction in which Bio-Quant is required to be qualified to do business, as well as the names of each director and officer of Bio-Quant.  Bio-Quant has no direct or indirect subsidiaries.

2.2.        CAPITAL STRUCTURE.  As of the date hereof, the authorized capital stock of Bio-Quant consists of 100,000,000 shares of Common Stock, par value $0.01 per share (the “Bio-Quant Common Stock”), of which 4,376.542 shares are issued and outstanding, and 20,000,000 shares of Preferred Stock, par value $0.01 per share.  No shares of any series or class of preferred stock have ever been issued and no shares of capital stock are held in Bio-Quant’s treasury.  All outstanding shares of Bio-Quant Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of Bio-Quant or any agreement or document to which Bio-Quant is a party or by which it is bound, and were issued in compliance with all applicable federal and state securities laws. Section 2.2 of the Bio-Quant Disclosure Schedule lists each holder of record of Bio-Quant Common Stock, the number of shares held, whether such holder is an “accredited” investor, as that term is defined in Rule 501 promulgated under the Securities Act (based on the responses to accredited investor questionnaires provided by such holders to Bio-Quant) and whether such person is a “U.S. person,” as that term is defined in Regulation S.

2.3.        OBLIGATIONS WITH RESPECT TO CAPITAL STOCK.  Except as set forth in Section 2.2 of the Bio-Quant Disclosure Schedule, there are no equity securities of any class of Bio-Quant, or any securities exchangeable or convertible into or exercisable for such equity securities, authorized, issued, reserved for issuance or outstanding.  Except as set forth in Section 2.2 of the Bio-Quant Disclosure Schedule, there are no options, warrants, equity securities, calls, rights (including preemptive rights), commitments or agreements of any character to which Bio-Quant is a party or by which it is bound obligating Bio-Quant to issue, deliver or sell, or cause to be issued, delivered or sold, or to repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock of Bio-Quant or obligating Bio-Quant to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. Except as set forth in Section 2.2 of the Bio-Quant Disclosure Schedule, there are no registration rights and, to the knowledge of Bio-Quant, there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of Bio-Quant.

2.4.        AUTHORITY.

(a)         Bio-Quant has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Bio-Quant and its shareholders, subject only to the filing and recordation of the Certificate of Merger pursuant to Delaware Law and Utah Law. This Agreement has been duly executed and delivered by Bio-Quant and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes the valid and binding obligation of Bio-Quant, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.  Other than the approval of the holders of at least a majority of Bio-Quant’s voting stock pursuant to Section 4.1 hereof, no further approvals are required on the part of the Bio-Quant shareholders to approve this Agreement and the transactions contemplated hereunder.  Except as set forth in Section 2.4(a) of the Bio-Quant Disclosure Schedule, the execution and delivery of this Agreement does not, and the performance of this Agreement will not, (i) conflict with or violate the Articles of Incorporation or Bylaws of Bio-Quant, (ii) subject to compliance with the requirements set forth in Section 2.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Bio-Quant or by which its properties are bound or affected, or (iii) except as would not reasonably be expected to have a Material Adverse Effect and subject to obtaining the consents set forth in Section 2.4(a) of the Bio-Quant Disclosure Schedule, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Bio-Quant’s rights or alter the rights of obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Bio-Quant pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Bio-Quant is a party or by which Bio-Quant or its properties are bound or affected, except, with respect to clause (ii), for any such conflicts, violations, defaults or other occurrences that would not have a Material Adverse Effect on Bio-Quant.  Section 2.4 of the Bio-Quant Disclosure Schedule lists all material consents, waivers and approvals under any of Bio-Quant’s agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

(b)         No consent, approval, license, permit, registration, waiver, qualification, order or authorization, or registration, declaration or filing, with or of, as appropriate (“Approval”) of (i) any person or (ii) any Governmental Authority is required by or with respect to Bio-Quant in connection with the execution, delivery and performance of this Agreement or any related agreements required to be executed by this Agreement or the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware and the State of Utah, as applicable, and (ii) such other Approvals which, if not obtained or made, would not have a Material Adverse Effect on Bio-Quant or would not have a material adverse effect on the ability of the parties hereto to consummate the Merger.  For purposes of this Agreement, “Governmental Authority” shall mean any governmental or administrative agency, authority, department, commission, instrumentality, board, bureau, court or arbitration tribunal of the United States, any domestic state, locality or any foreign country, and any political subdivision or agency thereof, and includes any authority having governmental or quasi-governmental powers, including any administrative agency or commission, and any Self-Regulatory Organization, as defined in Section 3(a)(26) of the Exchange Act.

2.5.         BIO-QUANT FINANCIAL STATEMENTS.

(a)          The audited consolidated financial statements (including any related notes thereto) of Bio-Quant and its subsidiaries for the two years ended December 31, 2008 and the unaudited consolidated financial statements (including any related notes thereto) of Bio-Quant for the nine months ended September 30, 2009 (collectively, the “Bio-Quant Financials”) (x) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and (y) fairly presented the financial position of Bio-Quant as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated. The Bio-Quant Financials are attached to Section 2.5 of the Bio-Quant Disclosure Schedule.  The balance sheet of Bio-Quant as of September 30, 2009 is hereinafter referred to as the “Bio-Quant Balance Sheet.” Except as disclosed in the Bio-Quant Financials, Bio-Quant has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Bio-Quant, except liabilities (i) provided for in the Bio-Quant Balance Sheet, or (ii) incurred since the date of the Bio-Quant Balance Sheet in the ordinary course of business consistent with either past practices in both type and amount.

(b)          One business day prior to Closing, Bio-Quant shall deliver to NexMed an unaudited balance sheet dated within five (5) days prior to the Closing Date (the “Bio-Quant Closing Balance Sheet”), which shall have been prepared in accordance with GAAP applied on a consistent basis with the Bio-Quant Financials and which fairly presents the financial condition of Bio-Quant as of the Bio-Quant Closing Balance Sheet date.

2.6.         ABSENCE OF CERTAIN CHANGES OR EVENTS.  Since the date of the Bio-Quant Balance Sheet, except as contemplated by this Agreement, Bio-Quant has conducted their business only in the ordinary course of business consistent with past practice, and there has not been: (i) any event that has had, or that would be reasonably expected to result in, a Material Adverse Effect on Bio-Quant, (ii) any material change by Bio-Quant in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (iii) any revaluation or disposition by Bio-Quant of any of its assets having a Material Adverse Effect on Bio-Quant.

2.7.         TAXES.  Bio-Quant and its subsidiaries have accurately prepared and timely filed or had prepared and timely filed on their behalf, all returns, declarations, reports, statements, information statements and other documents filed or required to be filed (“Bio-Quant Tax Returns”) with respect to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including, without limitation, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity concerning or attributable to Bio-Quant or its subsidiaries or to their operations (“Bio-Quant Taxes”), and all such Bio-Quant Tax Returns are true, complete and correct in all material respects.  Copies of all such returns filed after January 1, 2007 have been delivered or made available to NexMed.

In addition:

(a)          Bio-Quant and its subsidiaries:  (i) have paid all Taxes they are obligated to pay as reflected on the Tax Returns or otherwise; and (ii) have withheld all federal, state, local and foreign Taxes required to be withheld with respect to their employees or otherwise.

(b)          There is no Tax deficiency outstanding, proposed or assessed against Bio-Quant and its subsidiaries that is not accurately reflected as a liability on the Bio-Quant Balance Sheet, nor have Bio-Quant or its subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(c)          Bio-Quant and its subsidiaries do not have any liability for unpaid Taxes that has not been properly accrued for under GAAP and reserved for on the Bio-Quant Balance Sheet, whether asserted or unasserted, contingent or otherwise.

(d)          Bio-Quant is not a party to any agreement, plan, arrangement or other contract covering any employee or independent contractor or former employee or independent contractor that, individually or collectively with any other such contracts, would reasonably be expected to give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162(m) of the Code (or any comparable provision of state or foreign tax laws).

(e)          Bio-Quant is not, nor have ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar contract or agreement.

(f)          All stock options, if any, granted under Bio-Quant’s equity based compensation plans have an exercise price per share that was not less than the “fair market value” of one share of Bio-Quant Common Stock (or predecessor security) on the date of grant, as determined in accordance with the terms of the applicable plans and, to the extent applicable, Sections 162(m), 409A and 422 of the Code or any similar requirements of Law.  All stock options, if any, granted under Bio-Quant’s equity based compensation plans have been properly accounted for in accordance with GAAP, and no change is expected in respect of any prior financial statements relating to expenses for stock-based compensation.  There is no pending audit, investigation or inquiry by any Governmental Authority or by the Bio-Quant or the board of directors of the Bio-Quant (directly or indirectly) with respect to the Bio-Quant’s stock option granting practices or other equity compensation practices.  Each grant of equity based compensation, if any, and all shares of Bio-Quant’s Common Stock underlying each such grant, either (i) are subject to an effective registration statement under the Securities Act or similar requirement of Law or (ii) are exempt from such registration; and each such grant complies with all applicable state or federal securities law requirements, including any “blue sky” laws ..

2.8.         INTELLECTUAL PROPERTY.

(a)          Bio-Quant owns, or has the right to use, sell or license, and has the right to bring actions for the infringement of, all intellectual property, including cell lines, utilized in its business as presently conducted, which intellectual property is listed on Section 2.8(a) of the Bio-Quant Disclosure Schedule (such intellectual property and the rights thereto are collectively referred to herein as the “Bio-Quant IP Rights”), except for any failure to own or have the right to use, sell or license that would not reasonably be expected to have a Material Adverse Effect on Bio-Quant.

(b)          The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a breach of any instrument or agreement governing any Bio-Quant IP Rights (the “Bio-Quant IP Rights Agreements”), will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Bio-Quant IP Rights or impair the right of Bio-Quant or the Surviving Corporation to use, sell or license any Bio-Quant IP Rights or portion thereof, except for the occurrence of any such breach, forfeiture, termination or impairment that would not individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Bio-Quant.  Each of the Bio-Quant IP Rights Agreements is valid and binding on Bio-Quant and in full force and effect; (ii) Bio-Quant has not received any notice of termination or cancellation under such agreement, or received any notice of breach or default under such agreement, which breach has not been cured or waived; and (iii) Bio-Quant, and to the knowledge of Bio-Quant, any other party to such agreement, is not in breach or default thereof in any material respect.

(c)          (i) Neither the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by Bio-Quant violates any license or agreement between Bio-Quant and any third party or, to the knowledge of Bio-Quant, infringes any intellectual property right of any other party; (ii) to the knowledge of Bio-Quant, no third party is infringing upon, or violating any license or agreement with Bio-Quant relating to any Bio-Quant IP Rights; and (iii) to the knowledge of Bio-Quant, there is no pending or threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Bio-Quant IP Rights, nor has Bio-Quant received any written notice asserting that any Bio-Quant IP Rights or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party.

(d)          Bio-Quant has used reasonable efforts to maintain its material trade secrets in confidence, including entering into licenses and contracts that generally require licensees, contractors and other third persons with access to such trade secrets to keep such trade secrets confidential and have otherwise taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all Bio-Quant IP Rights.

2.9.         COMPLIANCE; PERMITS; RESTRICTIONS.

(a)          Bio-Quant is not in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to them or by which their properties are bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Bio-Quant is a party or by which Bio-Quant or its properties are bound or affected, except for any conflicts, defaults or violations which would not reasonably be expected to have a Material Adverse Effect on Bio-Quant.  No investigation or review by any governmental or regulatory body or authority is pending or, to the knowledge of Bio-Quant, threatened against Bio-Quant, nor has any governmental or regulatory body or authority indicated to Bio-Quant an intention to conduct the same.

(b)          Bio-Quant holds all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to the operation of the business of Bio-Quant (collectively, the “Bio-Quant Permits”). Bio-Quant is in compliance with the terms of the Bio-Quant Permits, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect on Bio-Quant. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of Bio-Quant, threatened, which seeks to revoke or limit any Bio-Quant Permit. A true, complete and correct list of the material Bio-Quant Permits is set forth in Section 2.9(b) of the Bio-Quant Disclosure Schedule. The rights and benefits of each material Bio-Quant Permit will be available to the Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by Bio-Quant immediately prior to the Effective Time.

No business activities of Bio-Quant are within the jurisdiction of the Food and Drug Administration (“FDA”) or are regulated under the Federal Food, Drug, and Cosmetic Act (“FDCA”), the Public Health Service Act, their applicable implementing regulations, or comparable state laws and regulations.

(c)          Neither Bio-Quant nor any subsidiary of Bio-Quant, has ever (i) filed or sponsored any Investigational New Drug Application or any foreign equivalent, or (ii) conducted any human clinical trials of any investigational new drug, whether directly or indirectly and whether for itself or on behalf of a third party.

(d)          Neither Bio-Quant nor any subsidiary of Bio-Quant nor, to the knowledge of Bio-Quant, any of their officers, employees, agents or investigators acting for Bio-Quant or its subsidiaries, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereof.  Additionally, neither Bio-Quant nor any subsidiary of Bio-Quant, nor to the knowledge of Bio-Quant, any officer, key employee or agent of Bio-Quant or its subsidiaries has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar state law or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar state law or regulation.

(e)          All animal studies or other preclinical tests conducted by or on behalf of Bio-Quant or its subsidiaries on behalf of third parties as part of Bio-Quant’s Contract Research Organization services: (1) were not required to be conducted in accordance with Good Laboratory Practice requirements contained in 21 CFR Part 58, and (2) have employed the procedures and controls generally used by qualified experts in animal or preclinical study of comparable products or product candidates, as applicable.

(f)          None of Bio-Quant nor any subsidiary of Bio-Quant has ever (i) received any notice or other written communication from the FDA, (ii) been the subject of any inspections or investigations by the FDA or any Governmental Authority.

(g)          There are no proceedings pending with respect to a violation by Bio-Quant or any subsidiary of Bio-Quant of the FDCA, FDA regulations adopted thereunder, the Controlled Substance Act or any other legislation or regulation promulgated by any other United States Governmental Authority.

2.10.       LITIGATION.  As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Bio-Quant has received any written notice of assertion, nor, to the knowledge of Bio-Quant, is there any threatened action, suit, proceeding, claim for arbitration or investigation against Bio-Quant, which, if adversely determined, would have a Material Adverse Effect on Bio-Quant.  Section 2.10 of the Bio-Quant Disclosure Schedule sets forth a complete and correct list and description of all resolved material claims, suits, actions and proceedings made, filed or otherwise initiated in connection with Bio-Quant or any subsidiary thereof since January 1, 2007 and the resolution thereof.  Except as set forth in Section 2.10 of the Bio-Quant Disclosure Schedule, Bio-Quant is not (i) subject to any judgment, order or decree of any Governmental Authority or (ii) engaged in any legal action to recover monies due it or for damages sustained by it.

2.11.       BROKERS’ AND FINDERS’ FEES.  Bio-Quant has not incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.12.       EMPLOYEE BENEFIT PLANS.

(a)          Section 2.12(a) of the Bio-Quant Disclosure Schedule lists all written and describes all non-written employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock or other security option, stock or other security purchase, stock or other security appreciation rights, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, insurance and other similar fringe or employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements, written or otherwise, which are currently sponsored, maintained, contributed to or entered into for the benefit of, or relating to, any present or former employee or director of Bio-Quant, or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with Bio-Quant within the meaning of Section 414 of the Code (a “Bio-Quant ERISA Affiliate”), whether or not such plan is terminated (collectively, the “Bio-Quant Employee Plans”).

(b)          With respect to each Bio-Quant Employee Plan, Bio-Quant has provided to NexMed a true and complete copy of, to the extent applicable, (i) such Bio-Quant Employee Plan, (ii) the most recent annual reports (Form 5500) as filed with the United States Internal Revenue Service (the “IRS”), (iii) each trust agreement related to such Bio-Quant Employee Plan, (iv) the most recent summary plan description for each Bio-Quant Employee Plan for which such description is required, along with all summaries of material modifications, amendments, resolutions and all other material plan documentation related thereto, (v) the most recent actuarial report relating to any Bio-Quant Employee Plan subject to Title IV of ERISA and (vi) the most recent IRS determination letter issued with respect to any Bio-Quant Employee Plan.

(c)          There are no actions or claims pending (other than routine claims for benefits), or to the knowledge of Bio-Quant threatened, against any Bio-Quant Employee Plan or against the assets of any Bio-Quant Employee Plan, nor are there any current, or to the knowledge of Bio-Quant threatened, encumbrances or liens on the assets of any Bio-Quant Employee Plan.  No audits, proceedings, investigations, claims or demands are pending with any Governmental Authority, including the IRS or Department of Labor with respect to any Bio-Quant Employee Plan.  Each Bio-Quant Employee Plan that is intended to be qualified under Section 401(a) of the Code, and each trust related thereto, has received a favorable determination letter from the IRS as to the qualification under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, of such Bio-Quant Employee Plan and the tax-exempt status of such related trust, and no event has occurred, and no condition exists, since the date of such letter that could reasonably be expected to affect the qualified status of such Bio-Quant Employee Plan or the tax-exempt status of such trust. Each Bio-Quant Employee Plan and all related trusts, insurance contracts and funds (as applicable) have been maintained, funded, operated and administered in all material respects in accordance with its terms and the requirements of all applicable law.

(d)          No Bio-Quant Employee Plan is (i) an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA, (ii) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) (a “Multiemployer Plan”), (iii) a “single-employer plan under multiple controlled groups” as described in Section 4063 of ERISA or (iv) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 3(40) of ERISA.  Neither Bio-Quant nor any Bio-Quant ERISA Affiliate has ever maintained, contributed to, partially or fully withdrawn or incurred any liability with respect to any such plan described in clauses (i) through (iv).

(e)          Neither Bio-Quant nor any Bio-Quant ERISA Affiliate has ever maintained any employee benefit plan or arrangement which provides benefits with respect to employees or former employees following their termination of service with Bio-Quant or such Bio-Quant ERISA Affiliate other than as required pursuant to Section 601 of ERISA or Section 4980B of the Code or similar state law.

(f)          Full payment has been made of all amounts which Bio-Quant or any Bio-Quant ERISA Affiliate is required under the terms of each Bio-Quant Employee Plan to have paid as contributions to such Bio-Quant Employee Plan on or prior to the date hereof (excluding any amounts not yet due).  All required or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Effective Time shall have been made or properly accrued on the Bio-Quant Financials or will be properly accrued on the books and records of Bio-Quant as of the Effective Time in accordance with GAAP.

(g)          Based on Bio-Quant’s good faith interpretation of the provisions of Section 409A of the Code and the guidance issued thereunder, any Bio-Quant Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated in accordance with the requirements of Section 409A (including any interpretative guidance issued by the IRS thereunder). No Bio-Quant Employee Plan that is a “nonqualified deferred compensation plan” that was intended to be grandfathered for purposes of Section 409A has been materially modified within the meaning of Section 409A.

(h)          Neither Bio-Quant nor any Bio-Quant ERISA Affiliate has ever maintained or had any actual or potential liability with respect to any employee benefit plan or arrangement maintained outside of the United States.

2.13.       ABSENCE OF LIENS AND ENCUMBRANCES; CONDITION OF EQUIPMENT.  Bio-Quant has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all material tangible properties and assets, real, personal and mixed, necessary for use in their business, free and clear of any liens or encumbrances except as set forth in Section 2.13 of the Bio-Quant Disclosure Schedule and except for (a) liens for taxes not yet due and payable; (b) liens which secure a payment not yet due that arises, and is customarily discharged, in the ordinary course of Bio-Quant’s business; (c) liens relating to capitalized lease financings or purchase money financings that have been entered into in the ordinary course of business and are set forth in Section 2.13 of the Bio-Quant Disclosure Schedule and (d) liens arising solely by the action of NexMed (collectively, “Bio-Quant Permitted Liens”). Each of the material tangible assets is in a good state of maintenance and repair and in good operating condition (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

2.14.       ENVIRONMENTAL MATTERS.

(a)          Hazardous Material. No underground storage tanks and no amount of any substance that has been designated by any Governmental Authority or by applicable federal, state or local law, to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies (a “Hazardous Material”), are present, as a result of the deliberate actions of Bio-Quant or its subsidiaries, or, to Bio-Quant’s knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Bio-Quant or any of its subsidiaries have at any time owned, operated, occupied or leased.

(b)          Hazardous Material Activities. Except as would not reasonably be expected to have a Material Adverse Effect on Bio-Quant, Bio-Quant and its subsidiaries have not transported, stored, used, manufactured, disposed of, released or exposed their employees or others to Hazardous Materials in violation of any law in effect on or before the date hereof, nor has Bio-Quant or its subsidiaries disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively, “Hazardous Material Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Authority in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(c)          Permits. Bio-Quant currently holds all environmental approvals, permits, licenses, clearances and consents (the “Bio-Quant Environmental Permits”) necessary for the conduct of Bio-Quant’s Hazardous Material Activities and other businesses of Bio-Quant as such activities and businesses are currently being conducted, except where the failure to so hold would not reasonably be expected to have a Material Adverse Effect on Bio-Quant.

(d)          Environmental Liabilities.  No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of Bio-Quant, threatened concerning any Bio-Quant Environmental Permit, Hazardous Material or any Hazardous Material Activity of Bio-Quant.  Bio-Quant is not aware of any fact or circumstance which could involve Bio-Quant in any environmental litigation or impose upon Bio-Quant any environmental liability.

2.15.       LABOR MATTERS.

(a)          Section 2.15(a) of the Bio-Quant Disclosure Schedule sets forth a true, complete and correct list of all employees of Bio-Quant who were paid in excess of $100,000 in 2008 or who are expected to be paid more than $100,000 in the current year, along with their position and actual annual rate of compensation.  All employees have entered into nondisclosure and assignment of inventions agreements with Bio-Quant, true, complete and correct copies of which have previously been made available to NexMed.  To the knowledge of Bio-Quant, no employee of Bio-Quant is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant (i) to Bio-Quant, or (ii) to a former employer relating to the right of any such employee to be employed because of the nature of the business conducted by Bio-Quant or to the use of trade secrets or proprietary information of others.  No key employee or group of employees has threatened to terminate employment with Bio-Quant nor, to the knowledge of Bio-Quant (which, for purposes of this representation only, shall mean actual knowledge), has plans to terminate such employment.  Key employees are listed in Section 2.15(a) of the Bio-Quant Disclosure Schedule.  To its knowledge, Bio-Quant has complied in all material respects with all applicable state and federal equal employment opportunity and other laws related to employment.

(b)          Bio-Quant is not party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.

(c)          Except as disclosed in Section 2.15(c) of the Bio-Quant Disclosure Schedule, Bio-Quant is not party to any written or oral: (i) agreement with any current or former employee the benefits of which are contingent upon, or the terms of which will be materially altered by, the consummation of the Merger or other transactions contemplated by this Agreement; (ii) agreement with any current or former employee of Bio-Quant providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $100,000 per annum; or (iii) agreement or plan the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, upon the consummation of the Merger.

2.16.       AGREEMENTS, CONTRACTS AND COMMITMENTS.  Bio-Quant is not party to or bound by:

(a)          except as described in Section 2.12(a) of the Bio-Quant Disclosure Schedule, any bonus, deferred compensation, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

(b)          except as described in Section 2.12(a) of the Bio-Quant Disclosure Schedule, any employment or consulting agreement, contract or commitment with any officer or employee, not terminable by Bio-Quant on thirty (30) days notice without liability, except to the extent general principles of wrongful termination law may limit Bio-Quant’s ability to terminate employees at will;

(c)          except as described in Section 2.12(a) of the Bio-Quant Disclosure Schedule, any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(d)          any agreement of indemnification or guaranty not entered into in the ordinary course of business other than indemnification agreements between Bio-Quant and any of their officers or directors;

(e)          any agreement, contract or commitment containing any covenant limiting the freedom of Bio-Quant to engage in any line of business or compete with any person;

(f)          any agreement, contract or commitment relating to capital expenditures and involving future obligations in excess of $25,000 and not cancelable without penalty;

(g)         any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

(h)         any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $25,000;

(i)          any joint marketing or development agreement;

(j)          any distribution agreement (identifying any that contain exclusivity provisions);

(k)          any contract with any Governmental Authority; or

(l)          any other agreement, contract or commitment (excluding real and personal property leases) which involve payment by or to Bio-Quant under any such agreement, contract or commitment of $50,000 or more in the aggregate.

Bio-Quant has not, nor to Bio-Quant’s knowledge has any other party to a Bio-Quant Contract (as defined below), breached, violated or defaulted under, or received notice that it has breached, violated, or defaulted under, any of the terms or conditions of, or terminated any of the agreements, contracts or commitments to which Bio-Quant is a party or by which it is bound of the type described in clauses (a) through (l) above (any such agreement, contract or commitment, a “Bio-Quant Contract”) in such manner as would permit any other party to cancel or terminate any such Bio-Quant Contract, or would permit any other party to seek damages which would reasonably be expected to have a Material Adverse Effect on Bio-Quant. As to Bio-Quant, each Bio-Quant Contract is valid, binding, and enforceable and in full force and effect, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

2.17.       CHANGE OF CONTROL PAYMENTS.  Section 2.17 of the Bio-Quant Disclosure Schedule sets forth each plan or agreement pursuant to which any material amounts may become payable (whether currently or in the future) to current or former officers and directors of Bio-Quant as a result of or in connection with the Merger.

2.18.       BOARD APPROVAL.  The Board of Directors of Bio-Quant, as of the date of this Agreement, has (i) declared the advisability of the Merger and this Agreement, and (ii) recommended that the shareholders of Bio-Quant approve this Agreement and the Merger.

2.19.       BOOKS AND RECORDS.  The minute books of Bio-Quant made available to counsel for NexMed are the only minute books of Bio-Quant and contain accurate summaries, in all material respects, of all meetings of directors (or committees thereof) and shareholders or actions by written consent since the time of incorporation of Bio-Quant.  The books and records of Bio-Quant accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of Bio-Quant and have been maintained in accordance with good business and bookkeeping practices.

2.20.       RESTRICTIONS ON BUSINESS ACTIVITIES.  Other than as contemplated by this Agreement, there is no agreement, judgment, injunction, order or decree binding upon or otherwise applicable to Bio-Quant which has, or would reasonably be expected to have, the effect of prohibiting or materially impairing (i) any current business practice of Bio-Quant; or (ii) any acquisition of any person or property by Bio-Quant.

2.21.       REAL PROPERTY LEASES.  Section 2.21 of the Bio-Quant Disclosure Schedule sets forth all real property leases or subleases to or by Bio-Quant.  Bio-Quant has delivered to NexMed true, complete and correct copies of the leases and subleases (as amended to date) listed in Section 2.21 of the Bio-Quant Disclosure Schedule.  With respect to each lease and sublease listed in Section 2.21 of the Bio-Quant Disclosure Schedule:

(a)          As to Bio-Quant, each lease or sublease is legal, valid, binding, enforceable and in full force and effect, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity;

(b)          Bio-Quant is not in breach or violation of, or default under, any such lease or sublease, and no event has occurred, is pending or, to the knowledge of Bio-Quant, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by Bio-Quant or, to the knowledge of Bio-Quant, any other party under such lease or sublease, except as would not reasonably be expected to have a Material Adverse Effect;

(c)          Bio-Quant has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any lease or sublease; and

(d)          There are no liens, easements, covenants or other restrictions applicable to the real property subject to such lease, except for Bio-Quant Permitted Liens.

2.22.       INSURANCE.

(a)          Section 2.22(a) of the Bio-Quant Disclosure Schedule sets forth each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which Bio-Quant is a party (the “Insurance Policies”).  The Insurance Policies are in full force and effect, maintained with reputable companies against normal losses relating to the business, operations and properties and such other losses as companies engaged in similar business as Bio-Quant would, in accordance with good business practice, customarily insure.  All premiums due and payable under the Insurance Policies have been paid on a timely basis and Bio-Quant is in compliance in all material respects with all other terms thereof.  True, complete and correct copies of the Insurance Policies have been made available to NexMed.

(b)          There are no material claims pending as to which coverage has been questioned, denied or disputed.  All material claims thereunder have been filed in a due and timely fashion and Bio-Quant has not been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has Bio-Quant received notice from any insurance carrier that:  (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.

(c)          Bio-Quant has made available to NexMed accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by Bio-Quant as of the date of this Agreement.

2.23.       CERTAIN BUSINESS PRACTICES.  Neither Bio-Quant or any former subsidiary of Bio-Quant nor, to the knowledge of Bio-Quant, any director, officer, employee or agent of Bio-Quant or any former subsidiary of Bio-Quant, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment.

2.24.       SUPPLIERS AND MANUFACTURERS; EFFECT OF TRANSACTION.

(a)          Section 2.24(a) of the Bio-Quant Disclosure Schedule sets forth a true, complete and correct list of each supplier of any material product or service to Bio-Quant.  Since the Bio-Quant Balance Sheet Date, there has not been: (A) any materially adverse change in the business relationship of Bio-Quant with any supplier named in Section 2.24(a) of the Bio-Quant Disclosure Schedule; or (B) any change in any material term (including credit terms) of the sales agreements or related agreements with any supplier named in Section 2.24(a) of the Bio-Quant Disclosure Schedule.

(b)          To the knowledge of Bio-Quant, no creditor, supplier, employee, client, customer or other person having a material business relationship with Bio-Quant has informed Bio-Quant that such person intends to materially and adversely change its relationship with Bio-Quant because of the transactions contemplated by this Agreement or otherwise.

2.25.       GOVERNMENT CONTRACTS.  Bio-Quant has not been suspended or debarred from bidding on contracts with any Governmental Authority, and no such suspension or debarment has been initiated or threatened.  The consummation of the Merger and other transactions contemplated by this Agreement will not result in any such suspension or debarment of Bio-Quant.

2.26.       INTERESTED PARTY TRANSACTIONS.  As of the date hereof, no affiliate of Bio-Quant (a) owns any property or right, tangible or intangible, which is used in the business of Bio-Quant, (b) has any claim or cause of action against Bio-Quant, or (c) owes any money to, or is owed any money by, Bio-Quant.  Section 2.26 of the Bio-Quant Disclosure Schedule describes any material transactions or relationships between Bio-Quant and any affiliate thereof that involves payments or consideration in excess of $50,000 in the aggregate.

2.27.       WORKER’S COMPENSATION.  Section 2.27 of the Bio-Quant Disclosure Schedule sets forth all expenses, obligations, duties and liabilities relating to any material pending claims by employees and former employees (including dependents and spouses) of Bio-Quant or predecessor of Bio-Quant that are currently pending, and the extent of any specific accrual on or reserve therefor set forth or required by GAAP to be set forth on the Bio-Quant Balance Sheet, for (a) costs, expenses and other liabilities under any workers’ compensation laws, requirements, insurance (including, but not limited to, any captive insurance) or other programs and (b) any other medical costs and expenses.  Bio-Quant has no knowledge, and has not received written notice, that the costs and expenses, including, but not limited to, premium costs, for workers’ compensation insurance (including, but not limited to, any captive insurance) with respect to Bio-Quant will increase in the next twelve (12) months.  Except as set forth in Section 2.27 of the Bio-Quant Disclosure Schedule, to the knowledge of Bio-Quant, no claims, injuries, fact, event or condition exists which could give rise to a claim by employees, leased employees or former employees (including dependents and spouses) of Bio-Quant under any workers’ compensation laws, requirements, insurance (including, but not limited to, any captive insurance) or other programs or for any other medical costs and expenses.

2.28.       ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE.

(a)          All accounts receivable of Bio-Quant thereof reflected on the Bio-Quant Balance Sheet, and all accounts receivable arising subsequent to the date thereof, represent sales actually made or services actually performed in the ordinary course of business consistent with past practice and are legal, validly subsisting and binding claims against the respective debtors as to which full performance has been rendered.  The reserves established for respective accounts receivable for returns, allowances, chargebacks and bad debts are consistent with past practices, which such reserves are commercially reasonable and have been determined in accordance with GAAP.  Except to the extent reserved against any accounts receivable or as reflected by prepayments or unused credits, no counterclaims or offsetting claims with respect to such accounts receivable are pending or, to the knowledge of Bio-Quant, threatened.  Section 2.28 of the Bio-Quant Disclosure Schedule accurately reflects as of the date hereof all accounts receivable of Bio-Quant and the respective aging thereof.

(b)          The accounts payable of Bio-Quant reflected on the Bio-Quant Balance Sheet, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course of business consistent with past practice.  The accrued liabilities of Bio-Quant have been incurred in the ordinary course of business consistent with past practice. Bio-Quant has not failed to pay in the ordinary course of business or in a manner consistent with past practice any amounts described in this Section 2.28(b).

2.29.       DISCLOSURE.  None of the representations or warranties of Bio-Quant contained herein and none of the information contained in the Bio-Quant Disclosure Schedule is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein, in light of the circumstance in which they were made, not misleading in any material respect.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF NEXMED AND MERGER SUB

NexMed and Merger Sub hereby jointly and severally represent and warrant to Bio-Quant as follows, except as set forth in the NexMed SEC Reports (as defined in Section 3.6 below), or in the written disclosure schedule delivered by NexMed to Bio-Quant (the “NexMed Disclosure Schedule”). The NexMed Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article III to which such disclosure relates (which, in each case, shall constitute the only valid disclosure with respect to such sections and subsections); provided, however, to the extent that the disclosure of an item is relevant and reasonably apparent on its face to apply to the disclosure required by any other section, such item shall be deemed to be disclosed in such other section whether or not an explicit cross-reference appears.  The inclusion of any information in the NexMed Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Material Adverse Effect, or is outside the ordinary course of business.  For purposes of this Agreement, the phrase “to the knowledge of NexMed” or any phrase of similar import shall mean and be limited to the actual knowledge of Vivian H. Liu and Mark Westgate, after due inquiry.

3.1.         ORGANIZATION OF NEXMED AND MERGER SUB.  Each of NexMed and Merger Sub (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) has all requisite corporate power and authority to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and (c) is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on NexMed.  Each of NexMed and Merger Sub has delivered or made available a true and correct copy of its respective Articles of Incorporation and Bylaws, each as amended to date, as applicable, to Bio-Quant.  Section 3.1 of the NexMed Disclosure Schedule lists each foreign jurisdiction in which NexMed is required to be qualified to do business.

3.2.        OWNERSHIP OF MERGER SUB; NO PRIOR ACTIVITIES.  Merger Sub is a direct, wholly-owned subsidiary of NexMed.  Merger Sub was formed in connection with the transactions contemplated by this Agreement and has engaged in no business activity other than in connection with the transactions contemplated by this Agreement.

3.3.        NEXMED AND MERGER SUB CAPITAL STRUCTURE.  The authorized capital stock of NexMed consists of 120,000,000 shares of NexMed Common Stock, of which there were 95,288,416 shares issued and outstanding as of November 20, 2009 and 10,000,000 shares of Preferred Stock, par value $0.001 per share, none of which were issued and outstanding as of such date. All outstanding shares of the NexMed Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of NexMed or any agreement or document to which NexMed is a party or by which it is bound, and were issued in compliance with all applicable federal and state securities laws.  As of November 20, 2009, NexMed had reserved an aggregate of: (i) 5,012,138 shares of NexMed Common Stock, net of exercises, for issuance to employees, directors and consultants pursuant to the 1996 and 2006 NexMed Stock Incentive Plans (the latter, the “NexMed Stock Plan”) under which options were outstanding for an aggregate of 2,950,702 shares, and (ii) 8,786,631 shares of NexMed Common Stock for issuance upon exercise of warrants.  All shares of the NexMed Common Stock issuable pursuant to the aforementioned awards and agreements, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable.  The NexMed SEC Reports provide a complete and accurate summary of the aggregate number of outstanding options and warrants and the weighted average exercise price of such options and warrants, excluding in each case any options or warrants that have been forfeited or that have terminated since the NexMed Balance Sheet Date.  Prior to the Effective Time, the NexMed Board of Directors will set aside its remaining reserve of 1,323,064 shares of NexMed Common Stock under the NexMed Stock Plan for potential issuance in connection with equity compensation awards that may be granted from time to time after the Closing to eligible recipients under the NexMed Stock Plan on terms to be recommended by to the NexMed Compensation Committee by the Chief Executive Officer of NexMed.

3.4.        OBLIGATIONS WITH RESPECT TO CAPITAL STOCK.  Except as set forth in Section 3.3, there are no equity securities of any class of NexMed or Merger Sub, or any securities exchangeable or convertible into or exercisable for such equity securities, authorized, issued, reserved for issuance or outstanding. Except for securities NexMed or Merger Sub owns, directly or indirectly through one or more subsidiaries, there are no equity securities of any class of any subsidiary of NexMed or Merger Sub, respectively, or any security exchangeable or convertible into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in Section 3.3 of this Agreement or Section 3.4 of the NexMed Disclosure Schedule, there are no options, warrants, equity securities, calls, rights (including preemptive rights), commitments or agreements or any character to which NexMed or any of its subsidiaries is a party or by which they are bound obligating NexMed or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock of NexMed or Merger Sub or obligating NexMed or Merger Sub to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement.  Except as set forth in Section 3.4 of the NexMed Disclosure Schedule, there are no registration rights and, to the knowledge of NexMed there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of NexMed or Merger Sub.

3.5.         AUTHORITY.

(a)          Each of NexMed and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of NexMed and Merger Sub, subject only to the filing and recordation of the Certificate of Merger pursuant to Delaware Law and Utah Law. This Agreement has been duly executed and delivered by NexMed and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes the valid and binding obligation of NexMed and Merger Sub, enforceable against such party in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.  The execution and delivery of this Agreement by NexMed and Merger Sub does not, and the performance of this Agreement by NexMed and Merger Sub will not, (i) conflict with or violate the Articles of Incorporation or Bylaws of NexMed or Merger Sub, (ii) subject to compliance with the requirements set forth in Section 3.5(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to NexMed or Merger Sub or by which its properties are bound or affected, or (iii) except as would not reasonably be expected to have a Material Adverse Effect and subject to obtaining the consents set forth in Section 3.5 of the NexMed Disclosure Schedule, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair NexMed’s or Merger Sub’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of NexMed or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which NexMed or Merger Sub is a party or by which NexMed or Merger Sub or each of its properties are bound or affected, except, with respect to clause (ii), for any such conflicts, violations, defaults or other occurrences that would not have a Material Adverse Effect on NexMed. Section 3.5 of the NexMed Disclosure Schedule lists all material consents, waivers and approvals under any of NexMed’s or Merger Sub’s agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

(b)          No Approval of any person or any Governmental Authority is required by or with respect to NexMed or Merger Sub in connection with the execution, delivery and performance of this Agreement or any related agreements required to be executed by this Agreement or the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act, (ii) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware and the State of Utah, as applicable, (iii) NexMed’s filing of a Current Report on Form 8-K with the SEC with respect to the transactions contemplated hereby, (iv) if at the Effective Time, the NexMed Common Stock is listed on NASDAQ, the listing of the NexMed Common Stock issuable pursuant to this Agreement on NASDAQ, (v) the approval of the Proposals by holders of a majority of the outstanding NexMed Common Stock, (vi) such Approvals as may be required under applicable federal and state securities laws and the laws of any foreign country, and (vii) such other Approvals which, if not obtained or made, would not have a Material Adverse Effect on NexMed or would not have a material adverse effect on the ability of the parties hereto to consummate the Merger.

(c)          Prior to the Effective Time, NexMed and its Board of Directors will take such actions as may be  necessary or appropriate to exempt the issuances of NexMed Common Stock in connection with the Merger (including shares issued in payment of the Notes) from the terms of the NexMed Stockholder Rights Agreement by and between NexMed and Wells Fargo Bank, N.A., as Rights Agent, dated as April 3, 2000, such that no Bio-Quant shareholder will become an “Acquiring Person” solely as a result of the NexMed Common Stock.

3.6.         NEXMED FINANCIAL STATEMENTS.

(a)          NexMed has filed all forms, reports and documents required to be filed with the SEC since January 1, 2007 and all such required forms, reports and documents are referred to herein as the “NexMed SEC Reports.” As of their respective dates, the NexMed SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such NexMed SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The certifications and statements required by (A) Rule 13a-14 under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the NexMed SEC Reports are accurate and complete and comply as to form and content with all applicable legal requirements.

(b)          The audited financial statements (including any related notes thereto) contained in the NexMed SEC Reports or delivered to Bio-Quant representing the balance sheet of NexMed at December 31, 2008 and the statements of operations, stockholders’ equity and cash flows for the three-year period then ended, and the unaudited financial statements (including any related notes thereto) contained in the NexMed SEC Reports representing the balance sheet of NexMed at September 30, 2009 and the statements of operations, stockholders’ equity and cash flows for the nine-month period then ended (the “NexMed Financials”), (x) complied with the published rules and regulations of the SEC with respect thereto, (y) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (z) fairly presented the results of its operations and cash flows for the periods indicated. The balance sheet of NexMed as of September 30, 2009 is hereinafter referred to as the “NexMed Balance Sheet.” Except as disclosed in the NexMed Financials, NexMed has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of NexMed except liabilities (i) provided for in the NexMed Balance Sheet, or (ii) incurred since the date of the NexMed Balance Sheet in the ordinary course of business consistent with past practices in both type and amount.

(c)          One business day prior to Closing, NexMed shall deliver to Bio-Quant an unaudited balance sheet dated within five (5) days prior to the Closing Date (the “NexMed Closing Balance Sheet”), which shall have been prepared in accordance with GAAP applied on a consistent basis with the NexMed Financials and which fairly presents the financial condition of NexMed as of the NexMed Closing Balance Sheet date.  NexMed represents and warrants that its “Net Cash” at the Closing Balance Sheet date shall equal or exceed $750,000.  For purposes of this Section 3.6(c), “Net Cash” shall mean the difference between (i) the sum of all NexMed cash and cash equivalents, and (ii) the sum of all accrued liabilities and expenses, as well as any severance, shut-down, termination, exit, disposal, transaction or other costs or expenses related to this Agreement or the Merger or the transactions contemplated hereby (e.g., attorneys’ fees, banker fees) that have not otherwise been accrued.

(d)          NexMed maintains adequate disclosure controls and procedures designed to ensure that material information relating to NexMed, is made known to the Chief Executive Officer and the Principal Accounting Officer of NexMed by others within that entity. To NexMed’s knowledge, there are no (i) significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect NexMed’s ability to record, process, summarize and report financial information and (ii) fraud, or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in NexMed’s internal controls over financial reporting.

(e)          NexMed maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.7.        ABSENCE OF CERTAIN CHANGES OR EVENTS.  Since the date of the NexMed Balance Sheet, except as contemplated by this Agreement, NexMed has conducted its business only in the ordinary course of business consistent with past practice, and there has not been: (i) any event that has had, or that would be reasonably expected to result in, a Material Adverse Effect on NexMed, (ii) any material change by NexMed in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (iii) any revaluation or disposition by NexMed of any of its assets having a Material Adverse Effect on NexMed.

3.8.         TAXES.  NexMed has accurately prepared and timely filed or had prepared and timely filed on its behalf all returns, declarations, reports, statements, information statements and other documents filed or required to be filed (“NexMed Tax Returns”) with respect to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including, without limitation, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity concerning or attributable to NexMed or to their operations (“NexMed Taxes”), and all such Tax Returns are true, complete and correct in all material respects.  Copies of all such returns filed after January 1, 2007 have been delivered or made available to Bio-Quant.

In addition:

(a)          NexMed:  (i) has paid all Taxes they are obligated to pay as reflected on the Tax Returns or otherwise; and (ii) has withheld all federal, state, local and foreign Taxes required to be withheld with respect to their employees or otherwise.

(b)          There is no Tax deficiency outstanding, proposed or assessed against NexMed and its subsidiaries that is not accurately reflected as a liability on the NexMed Balance Sheet, nor has NexMed executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(c)          NexMed does not have any liability for unpaid Taxes that has not been properly accrued for under GAAP and reserved for on the NexMed Balance Sheet, whether asserted or unasserted, contingent or otherwise.

(d)          NexMed is not a party to any agreement, plan, arrangement or other contract covering any employee or independent contractor or former employee or independent contractor that, individually or collectively with any other such contracts, would reasonably be expected to give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162(m) of the Code (or any comparable provision of state or foreign tax laws).

(e)          NexMed is not, nor has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar contract or agreement.

3.9.        BROKERS’ AND FINDERS’ FEES.  Except as set forth in Section 3.9 of the NexMed Disclosure Schedule, NexMed has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.10.      BOARD APPROVAL.  The Boards of Directors of NexMed and Merger Sub, as of the date of this Agreement, have approved this Agreement and the Merger.  The Board of Directors of Merger Sub has declared the advisability of the Agreement and the Merger and recommended to the sole shareholder of Merger Sub to approve the Agreement and the Merger.  The Board of Directors of NexMed has approved the issuance of the NexMed Shares and Notes as Merger Consideration. The Board of Directors of NexMed has, as of the date of this Agreement, determined to recommend that the shareholders of NexMed approve the Proposals.

3.11.       VALID ISSUANCE.  The NexMed Common Stock to be issued in the Merger, when issued in accordance with the provisions of this Agreement, shall be validly issued, fully paid and non-assessable.

3.12.       VOTING REQUIREMENTS.  NexMed, acting in its capacity as the sole stockholder of Merger Sub, has voted to approve the Merger.

3.13.       INTELLECTUAL PROPERTY.

(a)          NexMed or its subsidiaries owns, or has the right to use, sell or license, and has the right to bring actions for the infringement of, all intellectual property utilized in its business as presently conducted, which intellectual property is listed on Section 3.13 of the NexMed Disclosure Schedule (such intellectual property and the rights thereto are collectively referred to herein as the “NexMed IP Rights”), except for any failure to own or have the right to use, sell or license that would not reasonably be expected to have a Material Adverse Effect on NexMed.

(b)          The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a breach of any instrument or agreement governing any NexMed IP Rights (the “NexMed IP Rights Agreements”), will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any NexMed IP Rights or impair the right of NexMed or the Surviving Corporation to use, sell or license any NexMed IP Rights or portion thereof, except for the occurrence of any such breach, forfeiture, termination or impairment that would not individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on NexMed. Each of the NexMed IP Rights Agreements (i) is valid and binding on NexMed and in full force and effect; (ii) NexMed has not received any notice of termination or cancellation under such agreement, or received any notice of breach or default under such agreement, which breach has not been cured or waived; and (iii) NexMed, and to the knowledge of NexMed, any other party to such agreement, is not in breach or default thereof in any material respect.

(c)          (i) Neither the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by NexMed violates any license or agreement between NexMed and any third party or, to the knowledge of NexMed, infringes any intellectual property right of any other party; (ii) to the knowledge of NexMed, no third party is infringing upon, or violating any license or agreement with NexMed relating to any NexMed IP Rights; and (iii) to the knowledge of NexMed, there is no pending or threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any NexMed IP Rights, nor has NexMed received any written notice asserting that any NexMed IP Rights or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party.

(d)          NexMed has used reasonable efforts to maintain its material trade secrets in confidence, including entering into licenses and contracts that generally require licensees, contractors and other third persons with access to such trade secrets to keep such trade secrets confidential and has otherwise taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all NexMed IP Rights.

3.14.       COMPLIANCE; PERMITS; RESTRICTIONS.

(a)          NexMed is not in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to it or by which its properties are bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which NexMed is a party or by which NexMed or its properties are bound or affected, except for any conflicts, defaults or violations which would not reasonably be expected to have a Material Adverse Effect on NexMed.  No investigation or review by any governmental or regulatory body or authority is pending or, to the knowledge of NexMed, threatened against NexMed, nor has any governmental or regulatory body or authority indicated to NexMed an intention to conduct the same.

(b)          NexMed holds all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to the operation of its business (collectively, the “NexMed Permits”). NexMed is in compliance with the terms of the NexMed Permits, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect on NexMed. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of NexMed, threatened, which seeks to revoke or limit any NexMed Permit. A true, complete and correct list of the material NexMed Permits is set forth in Section 3.14 of the NexMed Disclosure Schedule. The rights and benefits of each material NexMed Permit will be available to the Surviving Corporation or its subsidiaries immediately after the Effective Time on terms substantially identical to those enjoyed by NexMed immediately prior to the Effective Time.

(c)          All products and product candidates being manufactured, distributed, developed or tested by or on behalf of NexMed (“NexMed Products”) that are subject to the jurisdiction of the FDA are being manufactured, labeled, stored, tested, distributed, and marketed, to the extent applicable, in compliance in all material respects with all applicable requirements under the FDCA, the Public Health Service Act, their applicable implementing regulations, and all comparable state laws and regulations.

(d)          All clinical trials conducted by NexMed (excluding any clinical trials conducted by any party on behalf of or for the benefit of NexMed) are being conducted in material compliance with the applicable requirements of Good Clinical Practice, Informed Consent, and all applicable requirements relating to protection of human subjects contained in 21 CFR Parts 50, 54, and 56.

(e)          All manufacturing operations for NexMed Products conducted by or for the benefit of NexMed are being conducted in accordance, in all material respects, with the FDA’s current Good Manufacturing Practices.  In addition, NexMed is in material compliance with all applicable registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 CFR Part 207 and all similar applicable laws and regulations.

(f)          Neither NexMed, nor any representative of NexMed, nor, to the knowledge of NexMed, any of NexMed’s licensees or assignees of NexMed IP Rights has received any notice that the FDA or any other Governmental Authority has initiated, or threatened to initiate, any action to suspend any clinical trial sponsored by NexMed or otherwise restrict the preclinical research on or clinical study of any NexMed Product being developed by any licensee or assignee of NexMed IP Rights based on such intellectual property, or to recall, suspend or otherwise restrict the development or manufacture of any NexMed Product.

(g)          Neither NexMed, nor, to the knowledge of NexMed, any of its officers, employees, agents or clinical investigators acting for NexMed has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereof.  Additionally, neither NexMed, nor, to the knowledge of NexMed, any of its officers, key employees or agents has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar state law or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar state law or regulation.

(h)          All animal studies or other preclinical tests performed as the basis for any regulatory approval required for the NexMed Products (excluding any animal studies or other preclinical tests performed by any party other than NexMed on behalf of or for the benefit of NexMed) (1) either (x) have been conducted in accordance, in all material respects, with applicable Good Laboratory Practice requirements contained in 21 CFR Part 58, or (y) were not required to be conducted in accordance with Good Laboratory Practice requirements contained in 21 CFR Part 58 and (2) have employed the procedures and controls generally used by qualified experts in animal or preclinical study of products comparable to those being developed by NexMed.

(i)           NexMed has made available to Bio-Quant copies of any and all written notices of inspectional observations, establishment inspection reports and any other documents received from the FDA that indicate or suggest lack of compliance with the regulatory requirements of the FDA.  NexMed has made available to Bio-Quant for review all correspondence to or from the FDA, minutes of meetings, written reports of phone conversations, visits or other contact with the FDA, notices of inspectional observations, establishment inspection reports, and all other documents concerning communications to or from the FDA, or prepared by the FDA or which bear in any way on NexMed’s compliance with regulatory requirements of the FDA, or on the likelihood of timing of approval of any NexMed Products.

(j)           There are no proceedings pending with respect to a violation by NexMed of the FDCA, FDA regulations adopted thereunder, the Controlled Substance Act or any other legislation or regulation promulgated by any other United States Governmental Authority.

3.15.       LITIGATION.  Except as described in Section 3.15 of the NexMed Disclosure Schedule, as of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which NexMed has received any written notice of assertion, nor, to the knowledge of NexMed, is there any threatened action, suit, proceeding, claim for arbitration or investigation against NexMed, which, if adversely determined, would have a Material Adverse Effect on NexMed.  Section 3.15 of the NexMed Disclosure Schedule sets forth a complete and correct list and description of all resolved material claims, suits, actions and proceedings made, filed or otherwise initiated in connection with NexMed or any subsidiary thereof since January 1, 2007 and the resolution thereof.  Except as set forth in Section 3.15 of the NexMed Disclosure Schedule, NexMed is not (i) subject to any judgment, order or decree of any Governmental Authority or (ii) engaged in any legal action to recover monies due it or for damages sustained by it.

3.16.       EMPLOYEE BENEFIT PLANS.

(a)          Section 3.16 of the NexMed Disclosure Schedule lists all written and describes all non-written employee benefit plans of ERISA and all bonus, stock or other security option, stock or other security purchase, stock or other security appreciation rights, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, insurance and other similar fringe or employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements, written or otherwise, which are currently sponsored, maintained, contributed to or entered into for the benefit of, or relating to, any present or former employee or director of NexMed, or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with Bio-Quant within the meaning of Section 414 of the Code (a “NexMed ERISA Affiliate”), whether or not such plan is terminated, except as have been disclosed in the NexMed SEC Reports (collectively, the “NexMed Employee Plans”).

(b)          With respect to each NexMed Employee Plan, NexMed has provided to Bio-Quant a true and complete copy of, to the extent applicable, (i) such NexMed Employee Plan, (ii) the most recent annual reports (Form 5500) as filed with the IRS, (iii) each trust agreement related to such NexMed Employee Plan, (iv) the most recent summary plan description for each NexMed Employee Plan for which such description is required, along with all summaries of material modifications, amendments, resolutions and all other material plan documentation related thereto, (v) the most recent actuarial report relating to any NexMed Employee Plan subject to Title IV of ERISA and (vi) the most recent IRS determination letter issued with respect to any NexMed Employee Plan.

(c)          There are no actions or claims pending (other than routine claims for benefits), or to the knowledge of NexMed threatened, against any NexMed Employee Plan or against the assets of any NexMed Employee Plan, nor are there any current, or to the knowledge of NexMed threatened, encumbrances or liens on the assets of any NexMed Employee Plan.  No audits, proceedings, investigations, claims or demands are pending with any Governmental Authority, including the IRS or Department of Labor with respect to any NexMed Employee Plan. Each NexMed Employee Plan that is intended to be qualified under Section 401(a) of the Code, and each trust related thereto, has received a favorable determination letter from the IRS as to the qualification under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, of such NexMed Employee Plan and the tax-exempt status of such related trust, and no event has occurred, and no condition exists, since the date of such Bio-Quant Employee Plan or the tax-exempt status of such trust. Each NexMed Employee Plan and all related trusts, insurance contracts and funds (as applicable) have been maintained, funded, operated and administered in all material respects in accordance with its terms and the requirements of all applicable law.

(d)          No NexMed Employee Plan is (i) an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA, (ii) a Multiemployer Plan, (iii) a “single-employer plan under multiple controlled groups” as described in Section 4063 of ERISA or (iv) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 3(40) of ERISA. Neither NexMed nor any NexMed ERISA Affiliate has ever maintained, contributed to, partially or fully withdrawn or incurred any liability with respect to any such plan described in clauses (i) through (iv).

(e)          Neither NexMed nor any NexMed ERISA Affiliate has ever maintained any employee benefit plan or arrangement which provides benefits with respect to employees or former employees following their termination of service with NexMed or such NexMed ERISA Affiliate other than as required pursuant to Section 601 of ERISA or Section 4980B of the Code or similar state law.

(f)          Full payment has been made of all amounts which NexMed or any NexMed ERISA Affiliate is required under the terms of each NexMed Employee Plan to have paid as contributions to such NexMed Employee Plan on or prior to the date hereof (excluding any amounts not yet due).  All required or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Effective Time shall have been made or properly accrued on the NexMed Financials or will be properly accrued on the books and records of NexMed as of the Effective Time in accordance with GAAP.

(g)          Based on NexMed’s good faith interpretation of the provisions of Section 409A of the Code and the guidance issued thereunder, any NexMed Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated in accordance with the requirements of Section 409A (including any interpretative guidance issued by the IRS thereunder). No NexMed Employee Plan that is a “nonqualified deferred compensation plan” that was intended to be grandfathered for purposes of Section 409A has been materially modified within the meaning of Section 409A.

(h)          Neither NexMed nor any NexMed ERISA Affiliate has ever maintained or had any actual or potential liability with respect to any employee benefit plan or arrangement maintained outside of the United States.

3.17.       ABSENCE OF LIENS AND ENCUMBRANCES; CONDITION OF EQUIPMENT.  NexMed has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all material tangible properties and assets, real, personal and mixed, necessary for use in its business, free and clear of any liens or encumbrances except as set forth in Section 3.17 of the NexMed Disclosure Schedule and except for (a) liens for taxes not yet due and payable; (b) liens which secure a payment not yet due that arises, and is customarily discharged, in the ordinary course of NexMed’s business; (c) liens relating to capitalized lease financings or purchase money financings that have been entered into in the ordinary course of business and are set forth in Section 3.17 of the NexMed Disclosure Schedule, and (d) liens arising solely by the action of Bio-Quant (collectively, “NexMed Permitted Liens”). Each of the material tangible assets is in a good state of maintenance and repair and in good operating condition (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

3.18.       ENVIRONMENTAL MATTERS.

(a)          Hazardous Material. Except as set forth in Section 3.18(a) of the NexMed Disclosure Schedule, no underground storage tanks and no amount of any Hazardous Materials are present, as a result of the deliberate actions of NexMed, or, to NexMed’s knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that NexMed has at any time owned, operated, occupied or leased.

(b)          Hazardous Material Activities. Except as would not reasonably be expected to have a Material Adverse Effect on NexMed, NexMed has not engaged in any Hazardous Material Activities in violation of any rule, regulation, treaty or statute promulgated by any Governmental Authority in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(c)          Permits. NexMed currently holds all environmental approvals, permits, licenses, clearances and consents (the “NexMed Environmental Permits”) necessary for the conduct of NexMed’s Hazardous Material Activities and other businesses of NexMed as such activities and businesses are currently being conducted, except where the failure to so hold would not reasonably be expected to have a Material Adverse Effect on NexMed.

(d)          Environmental Liabilities. No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of NexMed, threatened concerning any NexMed Environmental Permit, Hazardous Material or any Hazardous Material Activity of NexMed. NexMed is not aware of any fact or circumstance that could involve NexMed in any environmental litigation or impose upon NexMed any environmental liability.

3.19.       LABOR MATTERS.

(a)          Section 3.19 of the NexMed Disclosure Schedule sets forth a true, complete and correct list of all employees of NexMed who were paid in excess of $100,000 in 2008 or who are expected to be paid more than $100,000 in the current year, along with their position and actual annual rate of compensation.  All employees have entered into nondisclosure and assignment of inventions agreements with NexMed, true, complete and correct copies of which have previously been made available to Bio-Quant.  To the knowledge of NexMed, no employee of NexMed is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant (i) to NexMed, or (ii) to a former employer relating to the right of any such employee to be employed because of the nature of the business conducted by NexMed or to the use of trade secrets or proprietary information of others.

(b)          NexMed is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.  To its knowledge, NexMed has complied in all material respects with all applicable state and federal equal employment opportunity and other laws related to employment.

(c)          Except as disclosed in Section 3.19 of the NexMed Disclosure Schedule, NexMed is not a party to any written or oral: (i) agreement with any current or former employee the benefits of which are contingent upon, or the terms of which will be materially altered by, the consummation of the Merger or other transactions contemplated by this Agreement; (ii) agreement with any current or former employee of NexMed providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $100,000 per annum; or (iii) agreement or plan the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, upon the consummation of the Merger.

3.20.       AGREEMENTS, CONTRACTS AND COMMITMENTS.  Except as disclosed in the NexMed SEC Reports, NexMed is not a party to or bound by:

(a)          except as described in Section 3.16 of the NexMed Disclosure Schedule, any bonus, deferred compensation, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

(b)          except as described in Section 3.16 of the NexMed Disclosure Schedule, any employment or consulting agreement, contract or commitment with any officer or employee, not terminable by NexMed on thirty (30) days notice without liability, except to the extent general principles of wrongful termination law may limit NexMed’s ability to terminate employees at will;

(c)          except as described in Section 3.16 of the NexMed Disclosure Schedule, any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(d)          any agreement of indemnification or guaranty not entered into in the ordinary course of business other than indemnification agreements between NexMed and any of their officers or directors;

(e)          any agreement, contract or commitment containing any covenant limiting the freedom of NexMed to engage in any line of business or compete with any person;

(f)          any agreement, contract or commitment relating to capital expenditures and involving future obligations in excess of $25,000 and not cancelable without penalty;

(g)         any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

(h)         any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $25,000;

(i)           any joint marketing or development agreement;

(j)          any distribution agreement (identifying any that contain exclusivity provisions);

(k)          any contract with any Governmental Authority;

(l)           any other agreement, contract or commitment (excluding real and personal property leases) which involve payment by NexMed under any such agreement, contract or commitment of $50,000 or more in the aggregate.

NexMed has not, nor to NexMed’s knowledge has any other party to an NexMed Contract (as defined below), breached, violated or defaulted under, or received notice that it has breached, violated, or defaulted under, any of the terms or conditions of, or terminated any of the agreements, contracts or commitments to which NexMed is a party or by which they are bound of the type described in clauses (a) through (l) above (any such agreement, contract or commitment, a “NexMed Contract”) in such manner as would permit any other party to cancel or terminate any such NexMed Contract, or would permit any other party to seek damages which would reasonably be expected to have a Material Adverse Effect on NexMed. As to NexMed, each NexMed Contract is valid, binding, and enforceable and in full force and effect, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

3.21.      SEVERANCE PAYMENTS.  Section 3.21 of the NexMed Disclosure Schedule sets forth each plan or agreement pursuant to which any material amounts may become payable (whether currently or in the future) to current or former officers and directors of NexMed as a result of or in connection with the Merger.

3.22.      BOOKS AND RECORDS.  The minute books of NexMed made available to counsel for Bio-Quant are the only minute books of NexMed and contain accurate summaries, in all material respects, of all meetings of directors (or committees thereof) and stockholders or actions by written consent since the time of incorporation of NexMed.  The books and records of NexMed accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of NexMed and have been maintained in accordance with good business and bookkeeping practices.

3.23.      RESTRICTIONS ON BUSINESS ACTIVITIES.  Other than as contemplated by this Agreement, there is no agreement, judgment, injunction, order or decree binding upon or otherwise applicable to NexMed which has, or would reasonably be expected to have, the effect of prohibiting or materially impairing (i) any current business practice of NexMed; or (ii) any acquisition of any person or property by NexMed.

3.24.      REAL PROPERTY LEASES.  Section 3.24 of the NexMed Disclosure Schedule sets forth all real property leases or subleases to or by NexMed.  NexMed has delivered to Bio-Quant true, complete and correct copies of the leases and subleases (as amended to date) listed in Section 3.24 of the NexMed Disclosure Schedule.  With respect to each lease and sublease listed in Section 3.24 of the NexMed Disclosure Schedule:

(a)          As to NexMed, each lease or sublease is legal, valid, binding, enforceable and in full force and effect, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity;

(b)          NexMed is not in breach or violation of, or default under, any such lease or sublease, and no event has occurred, is pending or, to the knowledge of NexMed, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by NexMed or, to the knowledge of NexMed, any other party under such lease or sublease, except as would not reasonably be expected to have a Material Adverse Effect;

(c)          NexMed has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any lease or sublease; and

(d)          there are no liens, easements, covenants or other restrictions applicable to the real property subject to such lease, except for NexMed Permitted Liens.

3.25.       INSURANCE.

(a)          Section 3.25(a) of the NexMed Disclosure Schedule sets forth each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which NexMed is a party (the “NexMed Insurance Policies”).  The NexMed Insurance Policies are in full force and effect, maintained with reputable companies against normal losses relating to the business, operations and properties and such other losses as companies engaged in similar business as NexMed would, in accordance with good business practice, customarily insure.  All premiums due and payable under the NexMed Insurance Policies have been paid on a timely basis and NexMed is in compliance in all material respects with all other terms thereof.  True, complete and correct copies of the NexMed Insurance Policies have been made available to Bio-Quant.

(b)          There are no material claims pending as to which coverage has been questioned, denied or disputed.  All material claims thereunder have been filed in a due and timely fashion and NexMed has not been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has NexMed received notice from any insurance carrier that:  (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.

(c)          NexMed has made available to Bio-Quant accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by NexMed as of the date of this Agreement.

3.26.       CERTAIN BUSINESS PRACTICES.  Neither NexMed nor, to the knowledge of NexMed, any director, officer, employee or agent of NexMed has:  (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment.

3.27.       SUPPLIERS AND MANUFACTURERS; EFFECT OF TRANSACTION.

(a)          Section 3.27 of the NexMed Disclosure Schedule sets forth a true, complete and correct list of each supplier and manufacturer that is the sole supplier or manufacturer of any material product or service to NexMed.  Since the NexMed Balance Sheet Date, there has not been: (A) any materially adverse change in the business relationship of NexMed with any supplier or manufacturer named in the NexMed Disclosure Schedule; or (B) any change in any material term (including credit terms) of the sales agreements or related agreements with any supplier or manufacturer named in Section 3.27 of the NexMed Disclosure Schedule.

(b)          To the knowledge of NexMed, no creditor, supplier, employee, client, customer or other person having a material business relationship with NexMed has informed NexMed that such person intends to materially and adversely change its relationship with NexMed because of the transactions contemplated by this Agreement or otherwise.

3.28.      GOVERNMENT CONTRACTS.  NexMed has not been suspended or debarred from bidding on contracts with any Governmental Authority, and no such suspension or debarment has been initiated or threatened.  The consummation of the Merger and other transactions contemplated by this Agreement will not result in any such suspension or debarment of NexMed.

3.29.       INTERESTED PARTY TRANSACTIONS.  As of the date hereof, no affiliate of NexMed (a) owns any property or right, tangible or intangible, which is used in the business of NexMed, (b) has any claim or cause of action against NexMed, or (c) owes any money to, or is owed any money by, NexMed.  Except as set forth in the NexMed SEC Reports, since the date of NexMed’s last proxy statement filed with the SEC, no event has occurred between NexMed and any affiliate thereof that involves payments or consideration in excess of $50,000 in the aggregate.

3.30.       WORKER’S COMPENSATION.  Section 3.30 of the NexMed Disclosure Schedule sets forth all expenses, obligations, duties and liabilities relating to any material pending claims by employees and former employees (including dependents and spouses) of NexMed or predecessor of NexMed that are currently pending, and the extent of any specific accrual on or reserve therefor set forth or required by GAAP to be set forth on the NexMed Balance Sheet, for (a) costs, expenses and other liabilities under any workers’ compensation laws, requirements, insurance (including, but not limited to, any captive insurance) or other programs and (b) any other medical costs and expenses.  NexMed has no knowledge, and has not received written notice, that the costs and expenses, including, but not limited to, premium costs, for workers’ compensation insurance (including, but not limited to, any captive insurance) with respect to NexMed will increase in the next twelve (12) months.  Except as set forth in Section 3.30 of the NexMed Disclosure Schedule, to the knowledge of NexMed, no claims, injuries, fact, event or condition exists which could give rise to a claim by employees, leased employees or former employees (including dependents and spouses) of NexMed under any workers’ compensation laws, requirements, insurance (including, but not limited to, any captive insurance) or other programs or for any other medical costs and expenses.

3.31.       ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE.

(a)          All accounts receivable of NexMed thereof reflected on the NexMed Balance Sheet, and all accounts receivable arising subsequent to the date thereof, represent sales actually made or services actually performed in the ordinary course of business consistent with past practice and are legal, validly subsisting and binding claims against the respective debtors as to which full performance has been rendered.  The reserves established for respective accounts receivable for returns, allowances, chargebacks and bad debts are consistent with past practices, which such reserves are commercially reasonable and have been determined in accordance with GAAP.  Except to the extent reserved against any accounts receivable or as reflected by prepayments or unused credits, no counterclaims or offsetting claims with respect to such accounts receivable are pending or, to the knowledge of NexMed, threatened.

(b)          The accounts payable of NexMed reflected on the NexMed Balance Sheet, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course of business consistent with past practice.  The accrued liabilities of NexMed have been incurred in the ordinary course of business consistent with past practice. NexMed has not failed to pay in the ordinary course of business or in a manner consistent with past practice any amounts described in this Section 3.31(b).

3.32.       DISCLOSURE.  None of the representations or warranties of NexMed contained herein and none of the information contained in the NexMed Disclosure Schedule is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein, in light of the circumstance in which they were made, not misleading in any material respect.

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1.         BIO-QUANT SHAREHOLDERS MEETING.

(a)          As promptly as practicable after the date hereof, Bio-Quant will take all action necessary in accordance with the Utah Law and its Articles of Incorporation and Bylaws to convene a special meeting of the shareholders of Bio-Quant (the “Bio-Quant Special Meeting”) to be held as promptly as practicable, and in any event within thirty (30) days after the mailing of the Bio-Quant Proxy Statement (as defined below), for the purpose of approving this Agreement, all other Transaction Documents to which it is a party, and all transactions contemplated hereby or thereby, including, without limitation, the Merger (the “Bio-Quant Proposal”).

(b)          Prior to calling the Bio-Quant Special Meeting, Bio-Quant shall prepare a proxy statement for the purpose of soliciting proxies to be voted at the Bio-Quant Special Meeting (the “Bio-Quant Proxy Statement”).  The Bio-Quant Proxy Statement shall include a notice to shareholders of dissenter’s rights pursuant to Section 16-10a-1320 of the Utah Law, as well as restated audited consolidated financial statements of Bio-Quant and its subsidiaries for the years ended December 31, 2008 and 2007 and the Bio-Quant Balance Sheet.  Bio-Quant shall permit NexMed’s counsel to review the Bio-Quant Proxy Statement for a reasonable period of time, but in any event no less than five (5) business days, prior to the mailing of the Bio-Quant Proxy Statement, and shall incorporate NexMed’s counsel’s comments thereto unless outside legal counsel to Bio-Quant objects in writing that the inclusion of such comments would render the disclosure in the Bio-Quant Proxy Statement materially misleading or incomplete.  The Bio-Quant Proxy Statement shall also include the recommendation of the Board of Directors of Bio-Quant that the Bio-Quant shareholders vote in favor of the Bio-Quant Proposal.  The Bio-Quant Proxy Statement will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder.  Bio-Quant shall use commercially reasonable efforts to solicit from its shareholders proxies in favor of the approval of the Bio-Quant Proposal and to take all other action necessary or advisable to secure the vote or consent of its shareholders required by under applicable law to obtain such approvals, except if the Board of Directors of Bio-Quant reasonably concludes in good faith, after having received the advice of its outside legal counsel, that taking such actions would be inconsistent with the Board of Directors’ fiduciary duties under applicable law.

(c)          Each of the Bio-Quant Principals hereby agrees that, at the Bio-Quant Special Meeting, such Bio-Quant Principals shall cause all Subject Shares (as defined below) to be voted in favor of the Bio-Quant Proposal.  Each Bio-Quant Principal further agrees that, prior to the date of the Bio-Quant Special Meeting, such Bio-Quant Principal shall not enter into any agreement or understanding with any person or entity to vote or give instructions in any manner inconsistent with this Section 4.1(c).  Without limiting the generality of the foregoing, during the period from the date of this Agreement through the date of the Bio-Quant Special Meeting, each Bio-Quant Principal shall ensure that:  (a) none of the Subject Shares is deposited into a voting trust; and (b) no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Shares, other than a proxy consistent with the terms of this Section 4.1(c).  Each Bio-Quant Principal further agrees that, from the date hereof until the Bio-Quant Special Meeting, such Bio-Quant Principal shall not sell, transfer, assign, pledge or otherwise hypothecate or dispose of any voting securities of Bio-Quant (including, without limitation, shares of Bio-Quant Common Stock) beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Bio-Quant Principal.  For purposes of this Agreement, “Subject Shares” means all shares of Bio-Quant Common Stock beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by the Bio-Quant Principal and his affiliates as of the record date established by Bio-Quant for voting at the Bio-Quant Special Meeting (the “Bio-Quant Record Date”), and (ii) all shares of Bio-Quant Common Stock of which the Bio-Quant Principal or any of his affiliates acquires beneficial ownership or purchases after the date of this Agreement and prior to the close of business on the Bio-Quant Record Date, including, without limitation, any shares issued or issuable upon the conversion, exercise or exchange, as the case may be, of any securities held by the Bio-Quant Principal or his affiliates which are convertible into, or exercisable or exchangeable for, shares of Bio-Quant Common Stock.

4.2.         NEXMED PROXY STATEMENT.  As promptly as practicable after the Effective Time, NexMed will prepare and promptly file with the SEC a proxy statement on Schedule 14A (the “Proxy Statement”) for the purpose of soliciting proxies to be voted at the Special Meeting to approve the Proposals (as defined below).  NexMed will respond to any comments of the SEC and will use its commercially reasonable efforts to file the definitive Proxy Statement as promptly as practicable after such filing and will cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time. The Proxy Statement will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder.  The Proxy Statement will also include the recommendations of the Board of Directors of NexMed in favor of approval of the Proposals (except that the Board of Directors of NexMed may withdraw, modify or refrain from making such recommendation if the NexMed Board of Directors reasonably concludes in good faith, after having received the advice of its outside legal counsel, that not taking such actions would be inconsistent with the Board of Directors’ fiduciary duties under applicable law).

4.3.         NEXMED MEETING OF SHAREHOLDERS.  As promptly as practicable after the Effective Time, NexMed will take all action necessary in accordance with the Nevada Corporations Code (the “Nevada Law”) and its Articles of Incorporation and Bylaws to convene a special meeting of the stockholders of NexMed (the “Special Meeting”) to be held as promptly as practicable, and in any event within thirty (30) days after the filing of the definitive Proxy Statement, for the purposes of approving: (i) an increase in the number of authorized shares of NexMed Common Stock to a total of 270,000,000 shares; (ii) approving the addition of 15,000,000 shares of NexMed Common Stock to the authorized share reserve under the NexMed Stock Plan; (iii) re-election of the directors of NexMed; (iv) confirmation of the independent auditor of NexMed; and (v) approving NexMed’s ability to pay the Notes in shares of NexMed Common Stock pursuant to the terms of the Notes (collectively, the “Proposals”).  NexMed shall use commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval of the Proposals and to take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the SEC, NASDAQ or under applicable law to obtain such approvals, except, if the Board of Directors of NexMed reasonably concludes in good faith, after having received the advice of its outside legal counsel, that taking such actions would be inconsistent with the Board of Directors’ fiduciary duties under applicable law.

4.4.        EQUITY AWARDS.  As soon as practicable following the approval of Proposals (i) and (ii) set forth above under Section 4.3, NexMed shall issue to those employees of Bio-Quant set forth in Section 4.4(a) of the Bio-Quant Disclosure Schedule a total of 2,370,878  shares of restricted NexMed Common Stock or restricted stock units and on such terms (including, without limitation, the vesting schedule with respect to such shares) as set forth in Section 4.4(a) of the Bio-Quant Disclosure Schedule.  Additionally, following the approval of Proposals (i) and (ii) set forth above under Section 4.3, NexMed shall issue to certain employees of NexMed and its subsidiaries options to purchase NexMed Common Stock in the amounts and on the terms (including, without limitation, the exercise prices and expiration dates thereof) set forth in Section 4.4(b) of the Bio-Quant Disclosure Schedule, with the optionees and the grant of such awards to be recommended to the NexMed Compensation Committee by the Chief Executive Officer of NexMed.  Subject to the approval of Proposal (i) set forth above under Section 4.3, NexMed shall also issue warrants to purchase NexMed Common Stock in the amounts and on the terms (including, without limitation, the exercise prices and expiration dates thereof) set forth in Section 4.4(c) of the Bio-Quant Disclosure Schedule to such persons and at such times as determined by the Chief Executive Officer of NexMed.

4.5.         RESTRICTED STOCK.  The parties acknowledge that the NexMed Shares, the Notes and all shares of NexMed Common Stock issued or issuable under the Notes (collectively, the “Merger Securities”) are being issued in a private placement transaction that is intended to be exempt from registration under the Securities Act pursuant to Regulation S under the Securities Act and Section 4(2) of the Securities Act.  Accordingly, all instruments representing the Merger Securities shall bear a legend in substantially the form set forth below and NexMed will be entitled to issue appropriate stop transfer instructions to the transfer agent for the NexMed Common Stock.

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

4.6.         DIRECTOR AND OFFICER INDEMNIFICATION MATTERS.

(a)         Subject to Section 4.6(f), from and after the Effective Time, the Surviving Corporation will fulfill and honor in all respects the obligations of Bio-Quant which exist prior to the date hereof to indemnify Bio-Quant’s present and former directors, officers, employees and their heirs, executors and assigns. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to indemnification and elimination of liability for monetary damages set forth in Bio-Quant’s Certificate of Incorporation and Bylaws on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, at the Effective Time, were directors, officers, employees or agents of Bio-Quant, unless such modification is required by law and then only to the minimum extent required by such law.

(b)         Subject to Section 4.6(f), after the Effective Time, the Surviving Corporation will, to the fullest extent permitted under applicable law or under the Surviving Corporation’s Certificate of Incorporation or Bylaws, indemnify and hold harmless, each present and former director, officer or employee of Bio-Quant and his or her heirs, executors and assigns (collectively, the “Bio-Quant Indemnified Parties”) against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the transactions contemplated by this Agreement or otherwise pertaining to any action or omission in his or her capacity as a director, officer, employee or agent of Bio-Quant occurring prior to the Effective Time to the same extent as provided in Bio-Quant’s Articles of Incorporation and Bylaws or any applicable contract or agreement as in effect on the date hereof and disclosed on Section 4.6(b) of the Bio-Quant Disclosure Schedule, in each case for a period of six (6) years after the Effective Time.  In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time) and subject to the specific terms of any indemnification contract, (i) any counsel retained by the Bio-Quant Indemnified Parties for any period after the Effective Time will be reasonably satisfactory to the Surviving Corporation, (ii) after the Effective Time, the Surviving Corporation will pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received and (iii) the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that the Bio-Quant Indemnified Parties shall not settle, and the Surviving Corporation will not be liable for any settlement, effected without the Surviving Corporation’s prior written consent (which consent will not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims will continue until the disposition of any and all such claims. The Bio-Quant Indemnified Parties as a group may retain only one law firm to represent them in each applicable jurisdiction with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Bio-Quant Indemnified Parties, in which case each Bio-Quant Indemnified Party which respect to whom such a conflict exists (or group of such Bio-Quant Indemnified Parties who among them have no such conflict) may retain one separate law firm in each applicable jurisdiction.

(c)          From and after the Effective Time, NexMed shall unconditionally guarantee the timely payment of all funds owing by, and the timely performance of all other obligations of, the Surviving Corporation under this Section 4.6 if requested to do so by the Surviving Corporation and if legally permitted to do so.

(d)         This Section 4.6 will survive the consummation of the Merger at the Effective Time, is intended to benefit Bio-Quant, the Surviving Corporation and the Bio-Quant Indemnified Parties, and will be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by the Bio-Quant Indemnified Parties.

(e)         Except as set forth in Section 4.6(f) below, nothing contained in this Section 4.6 is intended to limit in any manner and at any time rights that any Bio-Quant Indemnified Party may have under and in accordance with all provisions of Bio-Quant’s Articles of Incorporation and Bylaws, which rights shall survive the Effective Time and shall be binding on the Surviving Corporation and all successors and assigns of the Surviving Corporation, in accordance with their respective terms.

(f)          Notwithstanding anything to the contrary contained in this Section 4.6, the indemnities and obligations of the Surviving Corporation arising pursuant to this Section 4.6 shall not apply in the event that it is determined that the underlying claims for which the Bio-Quant Indemnified Parties are seeking indemnification pursuant to this Section 4.6 are a breach of the representations, warranties or covenants of Bio-Quant set forth in this Agreement and subject to a right of offset and adjustment in accordance with Article VIII of this Agreement.

4.7.         FURTHER ACTION.  Upon the terms and subject to the conditions hereof, each of the parties hereto in good faith shall use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to otherwise satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement.

4.8.         LISTING OF NEXMED COMMON STOCK.  NexMed shall use its commercially reasonable efforts to maintain the listing of the NexMed Common Stock on NASDAQ through the Effective Time.  To the extent that the NexMed Common Stock is listed on NASDAQ, NexMed shall cause the NexMed Shares and, subject to receipt of any required stockholder approvals, any shares of NexMed Common Stock issued under the Notes to be approved for listing on NASDAQ.

4.9.         CONVEYANCE TAXES.  NexMed and Bio-Quant shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time. NexMed shall pay all such taxes and fees.

4.10.       TAX-FREE REORGANIZATION.  Notwithstanding anything herein to the contrary, each of Merger Sub, NexMed and Bio-Quant shall use reasonable best efforts to cause the Merger to qualify, and will not take any actions, or fail to take any action, which could reasonably be expected to prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code.  Merger Sub shall, and shall cause the Surviving Corporation and NexMed to, report, to the extent required by the Code or the regulations thereunder, the Merger for United States federal income tax purposes as a reorganization within the meaning of Section of 368(a) of the Code. NexMed and Bio-Quant will each make available to the other party and their respective legal counsel copies of all returns requested by the other party.

4.11.       BOARD OF DIRECTORS AND OFFICERS OF NEXMED.  The Board of Directors of NexMed shall cause NexMed’s Board of Directors, immediately after the Effective Time, to consist of no more than seven persons, and with respect to such Board of Directors:  (i) to appoint three Bio-Quant nominees, who shall be Henry Esber, Ph.D., Bassam Damaj, Ph.D. and Roberto Crea, (the “Bio-Quant Nominees”), (ii) to appoint four NexMed nominees, who shall be Vivian H. Liu, Richard J. Berman, Leonard A. Oppenheim and a fourth director to be named by the current NexMed Board prior to the Effective Time and who shall be reasonably acceptable to Bio-Quant (which approval will not be unreasonably withheld or delayed).  In addition, NexMed shall cause Bassam Damaj to be appointed as Chief Executive Officer of NexMed and Vivian H. Liu to be appointed as Chairman of the Board and Executive Vice President of NexMed, in each case immediately subsequent to the Effective Time.

4.12.       CONDUCT OF BUSINESS OF BIO-QUANT.  During the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with ARTICLE VII, Bio-Quant shall conduct its business and operations in the ordinary course consistent with past practices and use its commercially reasonable efforts to preserve intact its business organizations, to retain the services of its executive officers and key employees and to preserve the goodwill of its material customers and suppliers, and, without the prior written consent of NexMed (which consent shall not be unreasonably withheld or delayed), to not undertake any of the following actions:

(a)          issue, sell or pledge, or authorize or propose the issuance, sale or pledge of (i) additional shares of capital stock of any class of Bio-Quant or any of its subsidiaries, or securities convertible into or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities of Bio-Quant or (ii) any other securities in respect of, in lieu of, or in substitution for shares of capital stock of Bio-Quant (including the Shares) outstanding on the date hereof;

(b)          redeem, purchase or otherwise acquire any outstanding shares of the capital stock of Bio-Quant;

(c)          adopt any amendment to the Articles of Incorporation or Bylaws of Bio-Quant;

(d)          incur any indebtedness for borrowed money (other than for working capital purposes in the ordinary course consistent with past practices borrowings and for performance bonds or letters of credit entered into in the ordinary course of business consistent with past practice);

(e)          (i) increase in any material manner the rate or terms of compensation or benefits of any of its directors, or senior officers except as may be required under existing employment agreements or such increases as are granted in the ordinary course of business consistent with past practices, or (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not contemplated by any Bio-Quant Employee Plan to any director, officer or employee, whether past or present, other than in the ordinary course of business consistent with past practice, or (iii) enter into, adopt or amend any employment, bonus, severance or retirement contract or adopt any employee benefit plan, other than in the ordinary course of business consistent with past practices or as required by law, including Section 409A of the Code;

(f)          except in the ordinary course of business consistent with past practice, sell, lease, transfer or otherwise dispose of, any of its material property or assets or (ii) create any lien or encumbrance (other than a Bio-Quant Permitted Lien) on any material property or assets;

(g)          make any loans, advances or capital contributions, except advances for travel and other normal business expenses to officers and employees in the ordinary course of business consistent with past practices;

(h)          acquire any business or person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions;

(i)           make any change in any method of accounting other than those required by GAAP;

(j)           amend or modify any material contracts other than in the ordinary course of business consistent with past practices;

(k)          make any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate, other than in the ordinary course of business consistent with past practices;

(l)           declare, pay or otherwise make any dividend or distribution (in cash or in any other form) to the Bio-Quant shareholders; or

(m)         authorize, propose or agree in writing to take any of the foregoing actions.

4.13.       CONDUCT OF BUSINESS OF NEXMED.  During the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with ARTICLE VII, NexMed shall conduct its business and operations in the ordinary course consistent with past practices and use its commercially reasonable efforts to preserve intact its business organizations, to retain the services of its executive officers and key employees and to preserve the goodwill of its material customers and suppliers, and, without the prior written consent of Bio-Quant (which consent shall not be unreasonably withheld or delayed), to not undertake any of the following actions:

(a)          issue, sell or pledge, or authorize or propose the issuance, sale or pledge of (i) additional shares of capital stock of any class of NexMed, or securities convertible into or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities of NexMed other than shares of capital stock issued pursuant to outstanding stock options exercised in the ordinary course of business and shares of restricted stock in lieu of cash fees to its directors in accordance with past practice or (ii) any other securities in respect of, in lieu of, or in substitution for shares of capital stock of the NexMed outstanding on the date hereof;

(b)          redeem, purchase or otherwise acquire any outstanding shares of the capital stock of NexMed;

(c)          adopt any amendment to the Articles of Incorporation or Bylaws of NexMed;

(d)          incur any indebtedness for borrowed money (other than for working capital purposes in the ordinary course consistent with past practices borrowings and for performance bonds or letters of credit entered into in the ordinary course of business consistent with past practice);

(e)          (i) increase in any material manner the rate or terms of compensation or benefits of any of its directors, or senior officers except as may be required under existing employment agreements or such increases as are granted in the ordinary course of business consistent with past practices, or (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not contemplated by any NexMed Employee Plan to any director, officer or employee, whether past or present, other than in the ordinary course of business consistent with past practice, or (iii) enter into, adopt or amend any employment, bonus, severance or retirement contract or adopt any employee benefit plan, other than in the ordinary course of business consistent with past practices or as required by law, including Section 409A of the Code;

(f)          (i) except in the ordinary course of business consistent with past practice, sell, lease, transfer or otherwise dispose of, any of its material property or assets or (ii) create any lien or encumbrance (other than a NexMed Permitted Lien) on any material property or assets;

(g)          acquire any business or person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions;

(h)          make any change in any method of accounting other than those required by GAAP;

(i)           amend or modify any material contracts other than in the ordinary course of business consistent with past practices;

(j)           make any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate, other than in the ordinary course of business consistent with past practices;

(k)          declare, pay or otherwise make any dividend or distribution (in cash or in any other form) to the shareholders of NexMed; or

(l)           authorize, propose or agree in writing to take any of the foregoing actions.

4.14.       NO SOLICITATION.

(a)          From the date hereof until the Closing, and subject to Section 4.14(b) hereof, neither Bio-Quant nor NexMed nor any of their respective directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants, consultants, financial advisors and investment bankers) (collectively, such party’s “Representatives”), shall, directly or indirectly, solicit, initiate, knowingly encourage, participate in negotiations with, provide any confidential information to, enter into any agreement with or otherwise cooperate in any way with, any Third Party (as hereinafter defined) concerning any Competing Transaction (as hereinafter defined).  Both parties shall promptly (and in any event within twelve hours of the occurrence of the relevant event) inform the other party orally and in writing of any unsolicited proposals or inquiries from a Third Party (x) concerning a potential Competing Transaction or (y) that could reasonably be expected to lead to a potential Competing Transaction, including the identity of the Third Party making the inquiry or proposal and the material terms and conditions thereof.  Both parties agrees to terminate, immediately following the execution of this Agreement, all pending discussions or negotiations with any Third Party with respect to any possible Competing Transaction.  For purposes of this agreement, the term “Third Party” shall mean any individual, group (as defined in Section 13(d)(3) of the Exchange Act) of which each party is not a part, corporation, partnership, or other entity, and the term “Competing Transaction” shall mean any of the following involving either party:  (i) any acquisition, consolidation, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all of the assets of such party; or (iii) any tender offer or exchange offer for 15% or more of the outstanding shares of such party’s common stock.

(b)          Notwithstanding anything to the contrary contained in this Agreement (including, without limitation, Section 4.14(a) hereof), at any time prior to the Closing, the Board of Directors of NexMed may withhold, amend, withdraw or modify its resolutions adopting this Agreement and approving the Merger (a “Withdrawal”) if (i) based upon a material development or change in circumstances occurring, arising or coming to the attention of such directors after the date hereof that was neither known to such directors nor reasonably foreseeable as of or prior to the date hereof (an “Intervening Event”), determines in good faith, following consultation with its outside legal counsel, that in light of such Intervening Event the failure to make a Withdrawal is reasonably likely to result in a breach of its fiduciary duties under applicable laws, or (ii) NexMed has not breached this Section 4.14 and receives a proposal to engage in a Competing Transaction that is on terms and conditions that the NexMed Board of Directors determines, in its good faith judgment, after obtaining and taking into account such matters that it deems relevant following consultation with its outside legal counsel and financial advisors, is (x) materially more favorable financially to NexMed or NexMed’s stockholders than the terms of this Agreement and the Merger and (y) is reasonably capable of being consummated (a “Superior Proposal”).  In such event, NexMed may terminate this Agreement in accordance with the provisions of Section 7.1(e) hereof.

4.15.       RESIGNATIONS OF CERTAIN BIO-QUANT DIRECTORS AND OFFICERS.  Prior to Closing, Bio-Quant shall obtain resignations, effective as of the Effective Time, from (a) Henry Esber, as Chairman of the Board of Bio-Quant (but not as a director) and (b) Ramon Jadra and Edward Cox as directors of Bio-Quant.

ARTICLE V

CONDITIONS TO BIO-QUANT’S OBLIGATIONS TO CLOSE

The obligations of Bio-Quant to consummate the Merger on the Closing Date are subject to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions:

5.1.         Representations, Warranties and Covenants.  All representations and warranties of NexMed and Merger Sub contained in this Agreement shall be true and correct in all material respects (provided that any representations and warranties qualified by materiality shall be true and correct in all respects) when made and, except for changes that have occurred in the ordinary course of business that are specifically permitted or contemplated by this Agreement, at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, and NexMed and Merger Sub shall have performed in all material respects all agreements and covenants required hereby to be performed by each of them prior to or at the Closing Date.

5.2.         No Injunction.  No injunction, stay or restraining order shall be in effect prohibiting the consummation of the transactions contemplated by this Agreement, and no action or proceeding shall be pending seeking to make illegal, to delay materially or otherwise indirectly restrain or prohibit the consummation of the transactions contemplated hereby or otherwise seeking material damages.

5.3.         Shareholder Approval.  The shareholders of Bio-Quant shall have approved the Merger in accordance with Utah Law.

5.4.         Payments.  NexMed shall have tendered the Merger Consideration to the Exchange Agent pursuant to Article I.

5.5.         Certificates.  NexMed and Merger Sub shall have furnished Bio-Quant with such certificates of its officers, and others to evidence compliance with the conditions set forth in this Article V as may be reasonably requested by and satisfactory to Bio-Quant and their counsel.

5.6.         Consents.  All consents, approvals and waivers from Governmental Authorities and other parties required or necessary as a result of the transactions contemplated hereby and set forth in Section 5.6 of the Bio-Quant Disclosure Schedule shall have been obtained.

5.7.         Documents to be Delivered by NexMed and Merger Sub.  At the Closing, NexMed shall have delivered to Bio-Quant the documents required to be delivered by NexMed pursuant to Section 1.1(d).

5.8.         Compliance Certificate.  A certificate signed by the chief executive officer of NexMed and Merger Sub that each of the representations and warranties made by NexMed and Merger Sub in this Agreement is true and correct in all material respects (provided that any representations and warranties qualified by materiality shall be true and correct in all respects) on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date, and that NexMed has performed and complied with all of its obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

5.9.         Incumbency Certificate.  Incumbency certificates relating to each person executing (as corporate officer or otherwise on behalf of another person) any document executed and delivered to Bio-Quant pursuant to the terms hereof.

5.10.       Other Documents.  All other documents, instruments or writings required to be delivered to Bio-Quant at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Bio-Quant may reasonably request.

5.11.       No Material Adverse Effect.  No Material Adverse Effect shall have occurred with respect to NexMed between the date hereof and the Closing Date.

ARTICLE VI

CONDITIONS TO NEXMED’S AND MERGER SUB’S OBLIGATIONS TO CLOSE

The obligations of NexMed and Merger Sub to consummate the Merger as provided hereby are subject to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions:

6.1.         Representations, Warranties and Covenants.  All representations and warranties of Bio-Quant contained in this Agreement shall be true and correct in all material respects (provided that any representations and warranties qualified by materiality shall be true and correct in all respects) when made and, except for changes that have occurred in the ordinary course of business that are specifically permitted or contemplated by this Agreement, at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, and Bio-Quant shall have performed, in all material respects, all agreements and covenants required hereby to be performed by it prior to or at the Closing Date.

6.2.         Consents.  All consents, approvals and waivers from Governmental Authorities and other parties required or necessary as a result of the transactions contemplated hereby set forth in Section 6.2 of the NexMed Disclosure Schedule shall have been obtained.

6.3.         Bio-Quant Shareholder Approval.  The shareholders of Bio-Quant shall have approved the Merger in accordance with Utah Law, and Bio-Quant shareholders holding less than five percent (5%) of the issued and outstanding shares of Bio-Quant Common Stock shall have perfected their dissenter’s rights with respect to the Merger in accordance with Utah Law.

6.4.         No Injunction.  No injunction, stay or restraining order shall be in effect prohibiting the consummation of the transactions contemplated by this Agreement and no action or proceeding shall be pending seeking to make illegal, to delay materially or otherwise indirectly restrain or prohibit the consummation of the transactions contemplated hereby or otherwise seeking material damages.

6.5.         Documents to be Delivered by Bio-Quant.  At the Closing, Bio-Quant shall have delivered to NexMed the documents required to be delivered by Bio-Quant pursuant to Section 1.1(c).

6.6.         Compliance Certificate.  A certificate signed by an officer of Bio-Quant that each of the representations and warranties made by Bio-Quant in this Agreement is true and correct in all material respects (provided that any representations and warranties qualified by materiality shall be true and correct in all respects) on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date, and that Bio-Quant has performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

6.7.         Incumbency Certificate.  Incumbency certificates relating to each person executing  for Bio-Quant any document executed and delivered to NexMed pursuant to the terms hereof.

6.8.         Other Documents.  All other documents, instruments or writings required to be delivered to NexMed by Bio-Quant at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as NexMed may reasonably request with respect to Bio-Quant.

6.9.         No Material Adverse Effect.  No Material Adverse Effect shall have occurred with respect to Bio-Quant between the date hereof and the Closing Date.

ARTICLE VII

TERMINATION

7.1.         TERMINATION.  This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the Boards of Directors of NexMed, Bio-Quant and Merger Sub:

(a)          by mutual written consent duly authorized by the Boards of Directors of NexMed and Bio-Quant; or

(b)          by either NexMed or Bio-Quant if the Merger shall not have been consummated on or prior to January 15, 2010 (unless a registration statement is required to be filed, in which event such date shall be March 31, 2010); provided, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date; or

(c)          by either NexMed or Bio-Quant in the event that a condition to the terminating party’s obligations to consummate the transactions contemplated by this Agreement shall become incapable of satisfaction, without fault by the terminating party; or

(d)          by either NexMed or Bio-Quant if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

(e)          by NexMed if (i)(A) the Board of Directors of NexMed has made a Withdrawal in accordance with Section 4.14(b)(i) hereof and (B) immediately prior to the termination of this Agreement, NexMed pays to Bio-Quant the amount of $650,000 plus Bio-Quant’s reasonable documented fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby (provided, that such fees and expenses shall in no event exceed $200,000) (such aggregate amount, the “Break-Up Fee”), or (ii) immediately prior to entering into a definitive agreement with respect to a Superior Proposal, provided that (A) NexMed has not breached Section 4.14 of this Agreement, and the Board of Directors of NexMed has made a Withdrawal in accordance with Section 4.14(b)(ii) and authorized NexMed to enter into a definitive agreement for a transaction that constitutes a Superior Proposal, (B) immediately prior to the termination of this Agreement, NexMed pays to Bio-Quant the Break-Up Fee and (C) immediately following such termination, NexMed enters into a definitive agreement to effect such Superior Proposal.

7.2.         NOTICE OF TERMINATION; EFFECT OF TERMINATION.  Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or shareholders except that nothing herein shall relieve any party from liability for any willful breach hereof.  No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with its terms; provided that such Confidentiality Agreement shall not be deemed to prohibit such public disclosure as may be required by applicable law or regulations.

7.3.         FEES AND EXPENSES.  All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated (except as set forth in Section 7.1(e) hereof); in addition, NexMed shall be solely responsible for all fees and expenses incurred in relation to the preparation, printing and filing of the Proxy Statement (including the preliminary materials related thereto), in each case, including without limitation any amendments or supplements thereto.

ARTICLE VIII

RIGHTS OF OFFSET, ADJUSTMENT AND INDEMNIFICATION; ESCROWS;
SHAREHOLDER REPRESENTATIVE

8.1.         SURVIVAL OF REPRESENTATIONS, WARRANTIES, ETC.  The representations, warranties and covenants contained in this Agreement or any certificate delivered pursuant to or in connection with this Agreement shall survive the execution and delivery of this Agreement and the Closing hereunder and thereafter the respective representations and warranties of the NexMed and Bio-Quant shall continue to survive in full force and effect for a period of one year after the Effective Time; provided, however, that the representations, warranties and covenants of Bio-Quant set forth in Sections 2.1, 2.2, 2.3, 2.7 and 2.12 hereof, and the representations, warranties and covenants of NexMed set forth in Sections 3.1, 3.2, 3.3 and 3.13 hereof shall survive in full force and effect for a period of three years after the Effective Time.  Notwithstanding the foregoing, (i) in the case of any fraudulent breach of a representation or warranty or intentional breach of a covenant, the representations, warranties and/or covenants that are the subject of such fraud or intentional conduct shall not terminate until the expiration of the applicable statute of limitations, and (ii) representations, warranties and covenants shall not terminate to the extent claims relating to such representations, warranties and/or covenants were made under this Article VIII before the termination thereof, and such representations, warranties and/or covenants shall continue until such claims are finally resolved.

8.2.         RIGHTS OF OFFSET, ADJUSTMENT AND INDEMNIFICATION.

(a)          NexMed Offset Right.  Subject to Section 8.2(e) hereof, from the Effective Time until the earlier of (i) such time as the Notes are fully paid (the “Repayment Date”), or (ii) the first anniversary of Closing, NexMed shall have a right of offset, on a dollar-for-dollar basis, against any unpaid portion of the Notes with respect to any Losses in excess of $50,000 in the aggregate (the “Deductible Amount”) suffered or incurred by NexMed, the Surviving Corporation or any NexMed Affiliate as a result of or in connection with (i) any actual or alleged breach by Bio-Quant of any representation, warranty or covenant contained herein and (ii) any liability of Bio-Quant arising due to a breach of the Subsidiary Purchase Agreements or the transition services agreements entered into in connection therewith.  Any such adjustment shall be retroactive from the Effective Time and shall result in the cancellation of any interest that accrued but was unpaid with respect to the cancelled principal amount.

(b)          Bio-Quant Adjustment Right.  From the Effective Time through the first anniversary of Closing, the principal amount owed under the Notes shall be increased on a dollar-for-dollar basis for any Losses in excess of the Deductible Amount suffered or incurred by NexMed or the Surviving Corporation as a result of or in connection with any actual or alleged breach by NexMed of any representation, warranty or covenant contained herein.  Any such adjustment shall be retroactive from the Effective Time and shall result in the accruing of interest with respect to such additional amount from the Effective Time.  Notwithstanding anything herein to the contrary, in no event shall the total amount of adjustments provided pursuant to this Section 8.2(b) exceed $3,250,000 in the aggregate.

(c)          NexMed General Indemnification Right.  Subject to Section 8.2(e) hereof, from and after the Repayment Date until the one (1) year anniversary of the Closing, but subject to (i) the survival periods for representations, warranties and covenants set forth in Section 8.1 hereof and (ii) the provisions of Section 8.2(f) below, the Bio-Quant shareholders shall indemnify and hold harmless NexMed against any Losses in excess of the Deductible Amount (including, for purposes of calculating whether the Deductible Amount has been met, any Losses claimed pursuant to Section 8.2(a) hereof) suffered by NexMed, the Surviving Corporation or any NexMed Affiliate as a result of or in connection with (i) any actual or alleged breach by Bio-Quant of any representation, warranty or covenant contained herein and (ii) any liability of Bio-Quant arising due to a breach of the Subsidiary Purchase Agreements or the transition services agreements entered into in connection therewith; provided, that NexMed’s sole and exclusive remedy for such indemnification shall be the General Escrowed Proceeds (as defined below), subject to the provisions of the General Escrow Agreement (as defined below) and Section 8.2(f) below.

(d)          NexMed Special Indemnification Right.  Subject to Section 8.2(e) hereof, from and after the one (1) year anniversary of the Closing until the three (3) year anniversary of the Closing, the Bio-Quant Principals shall jointly (but not severally) indemnify and hold harmless NexMed against any Losses in excess of the Deductible Amount (including, for purposes of calculating whether the Deductible Amount has been met, any Losses claimed pursuant to Sections 8.2(a) and 8.2(c) hereof) suffered by NexMed, the Surviving Corporation or any NexMed Affiliate as a result of or in connection with (i) any actual or alleged breach by Bio-Quant of the representations and warranties set forth in Section 2.7 hereof and (ii) any liability of Bio-Quant arising due to a breach of the Subsidiary Purchase Agreements or the transition services agreements entered into in connection therewith; provided, that the indemnification provided by this Section 8.2(d) shall not exceed the lesser of (i) $500,000 in the aggregate, or (ii) the difference between $3,250,000 and the aggregate amount of all offsets pursuant to Section 8.2(a) and all indemnification claims pursuant to Sections 8.2(c).

(e)          Maximum Offset and Indemnification Amount.  Notwithstanding anything herein to the contrary, in no event shall the total amount to be offset pursuant to Section 8.2(a) and the amounts for which NexMed is indemnified pursuant to Sections 8.2(c) and 8.2(d) exceed, in the aggregate, $3,250,000.

(f)           Escrows.

(i)         General Escrow.  Upon any repayment of the Notes (whether such repayment is made in cash or shares of NexMed Common Stock pursuant to the terms of such Note) prior to the one (1) year anniversary of the Closing, NexMed shall deposit with an escrow agent reasonably acceptable to NexMed and the Shareholder Representative (the “Escrow Agent”) a portion of the payment otherwise due to the holders of the Notes, pro rata in proportion to the original principal amount of the Notes held by such Note holders, with an aggregate value equal to (x) $3,250,000, less (y) the amount of all offsets made pursuant to Section 8.2(a) hereof (such net amount, the “General Escrowed Proceeds”).  The Escrow Agent shall hold the General Escrowed Proceeds in escrow until the one (1) year anniversary of the Closing Date, at which time the Escrow Agent shall, in accordance with the terms of the escrow agreement to be entered into among the Escrow Agent, NexMed and the Shareholder Representative (the “General Escrow Agreement”), release the General Escrowed Proceeds, if any, remaining after payment or reserve as provided in the next sentence to the respective holders of the Notes.  In the event that NexMed is entitled to indemnification from the Bio-Quant shareholders pursuant to Section 8.2(c) hereof, then NexMed may, upon written notice to the Shareholder Representative and the Escrow Agent, and subject to the dispute resolution mechanisms to be set forth in the General Escrow Agreement, direct the Escrow Agent to release and transfer to NexMed all or a portion of the General Escrowed Proceeds, pro rata in proportion to the original principal amount of the Notes held by each Note holder, having an aggregate value equal to the amount owed to NexMed pursuant to Section 8.2(c).

(ii)         Bio-Quant Principals Escrow.  Upon any repayment of the Notes (whether such repayment is made in cash or shares of NexMed Common Stock pursuant to the terms of such Note) prior to the date eighteen (18) months after the Closing Date (the “Bio-Quant Principals Escrow Release Date”), NexMed shall deposit with the Escrow Agent an aggregate amount (in addition to any General Escrowed Proceeds) of such repayment otherwise due to the Bio-Quant Principals, pro rata in proportion to the original principal amount of the Notes held by the Bio-Quant Principals, equal to (x) $500,000 less (y) in the event that all offsets made pursuant to Section 8.2(a) exceed $2,750,000, the difference between $3,250,000 and the amount of all offsets made pursuant to Section 8.2(a) (such net amount, the “Bio-Quant Principals Escrowed Proceeds”).  The Escrow Agent shall hold the Bio-Quant Principals Escrowed Proceeds in escrow until the Bio-Quant Principals Escrow Release Date, at which time the Escrow Agent shall, in accordance with the terms of the escrow agreement to be entered into among the Escrow Agent, NexMed and the Bio-Quant Principals, release the Bio-Quant Principals Escrowed Proceeds, if any, remaining after payment or reserve as provided in the next sentence to the Bio-Quant Principals.  In the event that NexMed is entitled to indemnification from the Bio-Quant Principals pursuant to Section 8.2(d) hereof prior to or on the Bio-Quant Principals Escrow Release Date, then NexMed may, upon written notice to the Bio-Quant Principals and the Escrow Agent, and subject to the dispute resolution mechanisms to be set forth in the General Escrow Agreement, direct the Escrow Agent to release and transfer to NexMed all or a portion of the Bio-Quant Principals Escrowed Proceeds, pro rata in proportion to the original principal amount of the Notes held by each Bio-Quant Principal, having an aggregate value equal to the amount owed to NexMed pursuant to Section 8.2(d).

(iii)     Value of NexMed Common Stock.  For all purposes of this Section 8.2(f), in the event the General Escrowed Proceeds or Bio-Quant Principals Escrowed Proceeds include shares of NexMed Common Stock, the value of such shares of NexMed Common Stock shall be fixed at $0.168 per share.

(g)          Definition of Losses.  For purposes of this Section 8.2, “Losses” shall mean any claims, losses, liability, obligations, lawsuits, judgments, settlements, governmental investigations, deficiencies, damages, costs or expenses of whatever nature, whether known or unknown, accrued, absolute, contingent or otherwise including, without limitation, interest, penalties, attorneys’ fees, costs of investigation and all amounts paid in defense or settlement of the foregoing, reduced by and to the extent of any insurance proceeds received with respect to any of the foregoing and the amount of any recovery against a third party in respect of the same matter.

(h)          Pending Claims.  To the extent that a claim for offset is asserted under Section 8.2(a) prior to the Repayment Date (a “Pending Offset”), payment on that portion of the Notes with an aggregate value equal to the amount of the Pending Offset may be withheld until the resolution of the Pending Offset as set forth below.  Following the resolution of any Pending Offset, and subject to Section 8.2(f) with respect to the General Escrowed Proceeds and the Bio-Quant Principals Escrowed Proceeds, the balance due under the Notes shall thereafter be paid in accordance with the terms of the Notes. To the extent that a claim for adjustment is asserted under Section 8.2(b) prior to the Repayment Date (a “Pending Adjustment”), the holders of Shares at the Effective Time shall remain entitled to receive such additional amounts under the Notes upon the resolution of the Pending Adjustment as set forth below, notwithstanding the subsequent passing of the Repayment Date.

(i)           Fraudulent and Intentional Breaches.  Notwithstanding anything to the contrary contained herein, the Deductible Amount shall not be applied against Losses arising from any fraudulent breach of a representation or warranty or intentional breach of a covenant by either NexMed or Bio-Quant, as applicable, and the applicable party entitled to a right of offset, adjustment or indemnification pursuant to this Section 8.2 shall be entitled to the full amount of such Losses incurred.

8.3.         SHAREHOLDER REPRESENTATIVE.  The approval of this Agreement by the Bio-Quant shareholders shall also be deemed to constitute the approval and appointment of Ali Samer Al-Assaad as of the Effective Time (together with his permitted successors, the “Shareholder Representative”), as the true and lawful agent, proxy and attorney-in-fact for the Bio-Quant shareholders, to (i) serve as the named party with respect to any claims for offset, adjustment or indemnification as contemplated in Section 8.2 (each, a “Claim”), (ii) assert, negotiate and approve the settlement of any Claim, (iii) negotiate and enter into the Escrow Agreement on behalf of the Bio-Quant shareholders; and (iv) perform each such act and thing whatsoever that Bio-Quant shareholders may or are required to do pursuant to this Agreement, and Ali Samer Al-Assaad, as Shareholder Representative, hereby accepts such appointment.  This power of attorney is coupled with an interest and is irrevocable and shall survive the dissolution, death or incapacity of each of the Bio-Quant shareholders.

8.4.         ASSERTION OF CLAIMS.  To the extent that a Claim is asserted pursuant to this ARTICLE VIII, a reasonably detailed notice of such Claim shall be delivered in writing to the NexMed Chairman of the Board, in the case of a Claim being asserted pursuant to Section 8.2(b), to the Shareholder Representative, in the case of a Claim being asserted pursuant to Sections 8.2(a) or 8.2(c), or to the Bio-Quant Principals, in the case of a Claim being asserted pursuant to Section 8.2(d).  Within 30 days from the assertion of such a Claim, the party receiving the Claim will notify the other party whether it accepts the Claim and the amount of the adjustment or offset, if and as applicable, or whether it disputes the Claim, setting forth in reasonable detail the basis for such dispute.  If the Claim is accepted, then the claiming party may exercise the applicable rights and remedies set forth in Section 8.2 hereof.  If the Claim is disputed, then the parties shall, within 30 days, attempt to resolve the dispute.  If a final resolution of the dispute is reached during this time period, then the claiming party may exercise the applicable rights and remedies set forth in Section 8.2 hereof with respect to the agreed amount of the Claim.  If no final resolution of the dispute is reached within 30 days after the notice of dispute is delivered, then the dispute shall be finally settled by a binding arbitration to be conducted under the Rules of Arbitration of the Judicial Arbitration Mediation Services by one or more arbitrators appointed in accordance with the said rules.  The arbitration shall be held in San Diego City and County.  Such arbitrator shall have the ability to order discovery with respect to the parties, and shall provide to the parties a reasoned opinion with respect to his or her final determination.

ARTICLE IX

GENERAL PROVISIONS

9.1.         EFFECTIVENESS OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.  Except as otherwise provided in this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement.  The Confidentiality Agreement shall remain in full force and effect and shall survive termination of this Agreement as provided therein; provided that such Confidentiality Agreement shall not be deemed to prohibit such public disclosure as may be required by applicable law or regulations.

9.2.         NOTICES.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered if delivered personally, three (3) days after being sent by registered or certified mail (postage prepaid, return receipt requested), one day after dispatch by recognized overnight courier (provided delivery is confirmed by the carrier), to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address):

(a)            If to NexMed or Merger Sub:

NexMed, Inc.
89 Twin Rivers Drive
East Windsor, NJ 08520
Attn:  Chairman of the Board

With a copy to (which shall not constitute notice):

Katten Muchin Rosenman LLP
575 Madison Avenue
New York, NY 10022-2585
Attn: Robert L. Kohl

(b)           If to Bio-Quant:

Bio-Quant, Inc.
6330 Nancy Ridge Drive, Suite 103
San Diego, CA 92121
Attn: Chief Executive Officer

With a copy to (which shall not constitute notice):

Goodwin Procter LLP
4365 Executive Drive, 3rd Floor
San Diego, CA 92121
Attn: Ryan A. Murr

(c)           If to Shareholder Representative:

Ali Samer Al-Assaad
815 Via Colinas
Westlake Village, CA 91362

9.3.         CERTAIN DEFINITIONS.  For purposes of this Agreement, the term:

(a)          “affiliates” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person, including, without limitation, any partnership or joint venture in which Bio-Quant or NexMed, as the case may be, (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of ten percent (10%) or more;

(b)          “Closing” means the closing of the transactions contemplated by Article I of this Agreement, which shall occur on the Closing Date.  For accounting purposes, the Closing shall be deemed to occur at 11:59 pm on the Closing Date.

(c)          “Closing Date” means, subject to the satisfaction of the conditions set forth herein, the date five (5) business days following the satisfaction or waiver of the conditions set forth in Article V and Article VI.

(d)          “business day” means any day other than a day on which banks in California are required or authorized to be closed;

(e)          “person” means a person, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act);

(f)          “subsidiary” or “subsidiaries” of the Surviving Corporation, NexMed, Bio-Quant or any other person means any corporation, partnership, joint venture or other legal entity of which the Surviving Corporation, NexMed, Bio-Quant or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity;

(g)          “Subsidiary Purchase Agreements” mean (i) the Asset Purchase Agreement between Fastrack Pharmaceuticals, Inc. and Bio-Quant dated as of October 1, 2009, and (ii) the Asset Purchase Agreement between Sorrento Pharmaceuticals, Inc. and Bio-Quant dated as of October 1, 2009;

(h)          “trading day” means any day on which the NASDAQ is open and available for at least five (5) hours for the trading of NexMed Common Stock; and

(i)            “Transaction Documents” means this Agreement, the Damaj Employment Agreement, the Certificates of Merger, the Notes, the Voting Agreements and all other agreements, documents, certificates and instruments to be delivered pursuant to the terms of this Agreement.

9.4.        AMENDMENT.  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

9.5.        WAIVER.  At any time prior to the Effective Time, any party hereto may, with respect to any other party hereto, (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound.

9.6.         HEADINGS.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.7.        SEVERABILITY.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

9.8.         ENTIRE AGREEMENT.  This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

9.9.         ASSIGNMENT.  No party may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties hereto.

9.10.       PARTIES IN INTEREST.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, expressed or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.11.       FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE.  No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

9.12.       GOVERNING LAW AND VENUE.  This agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to contracts executed and fully performed within the State of Delaware and without regard to conflict-of-law principles.  Any dispute arising out of or relating to this Agreement shall be resolved by binding arbitration to be conducted in accordance with the Rules of Arbitration of the Judicial Arbitration Mediation Services by one or more arbitrators appointed in accordance with the said rules.  The arbitration shall be held in San Diego City and County and the parties hereto agree to the sole and exclusive jurisdiction of such arbitrator(s) and agree to waive any grounds for objection to the venue, such as forum non-conveniens.  Such arbitrator shall have the ability to order discovery with respect to the parties, and shall provide to the parties a reasoned opinion with respect to his or her final determination.

9.13.       OTHER REMEDIES; SPECIFIC PERFORMANCE.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party (including, without limitation, the remedies set forth in Section 8.2) will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction under Section 9.13, this being the addition to any other remedy to which they are entitled at law or in equity.

9.14.       COUNTERPARTS.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, NexMed, Merger Sub, Bio-Quant and Shareholder Representative have caused this Agreement to be executed as of the date first written above by their respective officers or representatives thereunto duly authorized.

NEXMED, INC.

	By:	/s/ Vivian H. Liu
	Name:	Vivian H. Liu
	Title:	Chief Executive Officer

BQ ACQUISITION CORP.

	By:	/s/ Vivian H. Liu
	Name:	Vivian H. Liu
	Title:	Chief Executive Officer

BIO-QUANT, INC.

	By:	/s/ Bassam Damaj
	Name:	Bassam Damaj
	Title:	Chief Executive Officer

SHAREHOLDER REPRESENTATIVE

/s/ Ali Samer Al-Assad
Ali Samer Al-Assaad

As to Sections 4.1(c) and Article VIII hereof:

/s/ Bassam Damaj
Bassam Damaj

/s/ Edward Cox
Edward Cox

/s/ Henry Esber
Henry Esber

Exhibit A

FORM OF NOTE

THIS NOTE AND ANY SECURITIES ISSUABLE PURSUANT HERETO HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, SUBJECT TO THE TERMS SET FORTH IN THIS NOTE, IN THE OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER OF THIS NOTE AND SUCH SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

NEXMED, INC.

PROMISSORY NOTE

US $[____________]	Date: [_________, 20___]

FOR VALUE RECEIVED, the undersigned, NexMed, Inc., a Nevada corporation (“NexMed”), promises to pay as provided herein to [____________] (the “Holder”), in lawful money of the United States of America the principal sum of [______________] dollars ($[________]), as such principal amount may be adjusted from time to time pursuant to Section 1.15 and Article VIII of the Merger Agreement (as defined below), together with interest on such principal sum accruing from and including the date hereof at the rate of ten percent (10%) per annum (which will be computed on the basis of a 365-day year and paid for the actual number of days elapsed).  This Promissory Note (this “Note”) is one of the Promissory Notes (collectively, the “Notes”) being issued pursuant to Section 1.6 of that certain Agreement and Plan of Merger dated as of November 20, 2009 by and among NexMed, BQ Acquisition Corp., Bio-Quant, Inc., Ali-Samer Al-Assaad, as Shareholder Representative, and the other parties thereto (the “Merger Agreement”).  Capitalized terms used but not otherwise defined herein will have the meanings ascribed thereto in the Merger Agreement.

1.           Maturity.  Unless the obligation to pay the principal hereunder is previously satisfied as set forth in Section 2 hereof, the principal amount of this Note, plus interest accrued thereon, will be due and payable in full, in the manner set forth in Section 2 herein, on [__________, 20___]1, (the “Maturity Date”).  This Note may be prepaid in whole or in part at any time without penalty hereunder, provided that any payments or prepayments shall be made ratably among the Notes.

[1]	This date shall be the first anniversary of the Closing Date.

2.           Payment.

(a)           On the Maturity Date, the principal amount of this Note, plus interest accrued thereon as provided in this Note up to but not including the Maturity Date, will be paid by NexMed, subject to the provisions of Section 8.2 of the Merger Agreement, through deposit of immediately available cash in the amount of such principal and accrued interest with the Exchange Agent or an escrow agent mutually acceptable to NexMed and the Shareholder Representative (the “Payment Agent”) for prompt payment by such Payment Agent to the Holder.  Upon such deposit to the Payment Agent, all obligations under this Note will have been performed and discharged in full.

(b)           Notwithstanding anything to the contrary herein and provided that (i) NexMed is current with its filings obligations under the Securities Exchange Act of 1934 (the “Exchange Act”) and (ii) no Change of Control of NexMed (as defined below) has occurred, then, in such case, NexMed may, in its sole discretion and subject to Section 1.6(d) of the Merger Agreement, issue to the Holder [_____] shares of NexMed common stock in payment of every $100 of principal and accrued interest due hereunder (the “Note Satisfaction Shares”).  In the event NexMed elects to issue Note Satisfaction Shares, NexMed will deliver the Note Satisfaction Shares to the Payment Agent for prompt disbursement and payment by the Payment Agent to the Holder.

(c)           If, at any time before the Maturity Date, the number of shares of NexMed Common Stock outstanding is increased by a stock dividend payable in shares of NexMed Common Stock or by a subdivision or split-up of shares of NexMed Common Stock, then, following the record date fixed for the determination of holders of NexMed Common Stock entitled to receive such stock dividend, subdivision or split-up, the number of shares issuable as Note Satisfaction Shares pursuant to Section 2(b) above will be increased in proportion to such increase in outstanding shares.  If, at any time before the Maturity Date, the number of shares of NexMed Common Stock outstanding is decreased by a combination of the outstanding shares of NexMed Common Stock, then, following the record date for such combination, the number of shares issuable as Note Satisfaction Shares pursuant to Section 2(b) above will be decreased in proportion to such decrease in outstanding shares.

(d)           For the purposes hereof, a “Change of Control of NexMed” will mean (i) the reorganization, merger, consolidation of NexMed with or into any other corporation or entity, or (ii) the sale, conveyance or encumbrance of all or substantially of the assets of NexMed, in each case in which transaction or series of related transactions in which NexMed’s stockholders immediately prior to such transaction own, immediately following such transaction, less than fifty percent (50%) of the outstanding voting power of the surviving corporation or its parent.

3.            Presentment; Demand.  NexMed hereby waives any presentment, demand, protest or notice of dishonor and protest of this Note.

4.            Securities Law Compliance; Legend. This Note and any Note Satisfaction Shares are subject to the terms of Section 4.5 of the Merger Agreement.  The certificates representing Note Satisfaction Shares will bear the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

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5.           Miscellaneous.

(a)           Governing Law.  This Note shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to contracts executed and fully performed within the State of Delaware and without regard to conflict-of-law principles.  Any dispute arising out of or relating to this Note shall be resolved by a court of competent jurisdiction located in the City and County of San Diego, California and the parties hereto agree to the sole and exclusive jurisdiction of such court(s) and agree to waive any grounds for objection to the venue, such as forum non-conveniens.

(b)           Amendments and Waivers.  Any term of this Note may be amended and the observance of any term of this Note may be waived only with the written consent of NexMed and the holders of at least a majority of the aggregate principal amount then outstanding under all of the Notes (the “Requisite Holders”).

(c)           Assignment and Successors.  This Note will be binding on and inure to the benefit of NexMed and the Holder and their respective successors and assigns; provided, however, that (i) NexMed may not assign this Note in whole or part without the prior written consent of the Requisite Holders and (ii) the Holder may not assign this Note in whole or part on or prior to the Maturity Date without the prior written consent of NexMed.

(d)           Severability.  If any provision of this Note is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Note are not affected or impaired in any way and NexMed and the Holder agree to negotiate in good faith to replace such invalid, illegal and unenforceable provision with a valid, legal and enforceable provision, that achieves, to the greatest lawful extent under this Note, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

(e)           Limitation of Liability.  IN NO EVENT WILL NEXMED HAVE ANY LIABILITY ARISING HEREUNDER OR IN CONNECTION HEREWITH TO ANY PARTY OR OTHER PERSON FOR ANY LOST PROFITS OR OTHER CONSEQUENTIAL, SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL OR PUNITIVE DAMAGES OF ANY KIND, REGARDLESS OF WHETHER SUCH PARTY OR PERSON WILL BE ADVISED, WILL HAVE OTHER REASON TO KNOW, OR IN FACT WILL KNOW OF THE POSSIBILITY OF THE FOREGOING.

[Remainder of Page Intentionally Left Blank]

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In Witness Whereof, the undersigned has executed this Promissory Note as of the date set forth above.

NexMed, Inc., a Nevada corporation

By:
Name:
Title:

Exhibit B

Term of Employment Agreement: 3 years

Annual Base Salary: $300,000

Annual Bonus: up to 65% of base pay based on performance of the Company and achievement of goals pre-determined with the Comp Committee.   One of the goals shall be that Dr. Damaj is entitled to receive $100,000 for every $1 million in revenue growth realized through non-acquisition and non-licensing activities.

Stock Option Grants: 1.5 million restricted stock to be issued from the NexMed Inc. 2006 Stock Incentive Plan (the ‘Plan”).  The shares will vest in 3 installments: 300,000 shares on the first anniversary of his employment with NexMed, 500,000 shares on the second anniversary and 700,000 shares on the third anniversary.  In the event of a change in control or termination w/o cause, all unvested shares shall vest immediately.  The grant is subject to the NexMed stockholders approving additional shares for the Plan.

Severance Pay: one year of base salary

Exhibit C

FORM OF VOTING AGREEMENT

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made and entered into as of [________], 2010, by and between Bio-Quant, Inc., a Utah corporation (“Bio-Quant”), and the undersigned stockholder (the “Stockholder”) of NexMed, Inc., a Nevada corporation (“NexMed”).  Capitalized terms used but otherwise not defined herein shall have the meanings given to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Stockholder is the holder of record and/or the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the Subject Shares (as defined below);

WHEREAS, concurrently with the execution and delivery of this Agreement, BQ Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of NexMed (the “Merger Sub”) is merging into Bio-Quant (the “Merger”), pursuant to an Agreement and Plan of Merger, dated November 20, 2009, by and among NexMed, Bio-Quant, the Merger Sub, Ali-Samer Al-Assaad, as Shareholder Representative, and the other parties thereto (the “Merger Agreement”); and

WHEREAS, pursuant to the Merger Agreement, the Stockholder has agreed to execute and deliver this Agreement.

AGREEMENT

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound, agree as follows:

1.         Agreement to Vote Subject Shares.  The Stockholder hereby agrees that, at the Special Meeting, the Stockholder shall cause all Subject Shares to be voted in favor of the Proposals.  The Stockholder further agrees that, prior to the date of the Special Meeting, the Stockholder shall not enter into any agreement or understanding with any person or entity to vote or give instructions in any manner inconsistent with this Section 1.  Without limiting the generality of the foregoing, during the period from the date hereof through the date of the Special Meeting, the Stockholder shall ensure that: (a) none of the Subject Shares is deposited into a voting trust; and (b) no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Shares, other than a proxy consistent with the terms of this Section 1.  For purposes of this Agreement, “Subject Shares” means (i) all shares of NexMed Common Stock beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by the Stockholder as of the record date established by NexMed for voting at the Special Meeting (the “Record Date”), and (ii) all shares of NexMed Common Stock of which the Stockholder acquires beneficial ownership or purchases after the date hereof and prior to the close of business on the Record Date, including, without limitation, any shares issued or issuable upon the conversion, exercise or exchange, as the case may be, of any securities held by the Stockholder which are convertible into, or exercisable or exchangeable for, shares of NexMed Common Stock.

2.         Term. This Agreement shall be effective from the date hereof through the date of the Special Meeting.

3.         Miscellaneous.

(a)       Assignment; Binding Effect.  Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by the Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void.  Subject to the preceding sentence, this Agreement shall be binding upon the Stockholder and the Stockholder’s heirs, estate, executors, personal representatives, successors and assigns, and shall inure to the benefit of Bio-Quant and its successors and assigns.  Nothing in this Agreement is intended to confer on any person or entity (other than Bio-Quant and its successors and assigns) any rights or remedies of any nature.

(b)       Waiver.  No failure on the part of Bio-Quant to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Bio-Quant in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  Bio-Quant shall not be deemed to have waived any claim available to Bio-Quant arising out of this Agreement, or any power, right, privilege or remedy of Bio-Quant under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Bio-Quant; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(c)       Governing Law.  This agreement shall be governed by, and construed in accordance with, the internal laws of the State of Nevada applicable to contracts executed and fully performed within the State of Nevada and without regard to conflict-of-law principles.

(d)       Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall constitute one instrument.

[Signature page follows]

The parties have caused this Agreement to be duly executed on the date first above written.

STOCKHOLDER:

Name:

BIO-QUANT, INC.

By:
Name:
Title:

[Signature Page to Voting Agreement]

Exhibit D

[DATE PRIOR TO CLOSING], 2009

Bio-Quant, Inc.
Nancy Ridge Drive, Suite 103
San Diego, CA  92121

Re:           Acknowledgment and Release regarding Prior Equity Commitments by Bio-Quant, Inc.

Ladies and Gentlemen:

NexMed, Inc. (“NexMed”) and Bio-Quant, Inc. (“Bio-Quant”) have entered into an Agreement and Plan of Merger dated November 20, 2009 (the “Merger Agreement”).  In consideration for NexMed’s promise to issue to the undersigned ____ shares of restricted NexMed Common Stock (the “NexMed Equity Issuance”), which shares shall vest over the three year period following the closing of the transactions contemplated by the Merger Agreement, the undersigned hereby certifies to Bio-Quant and NexMed and agrees as follows:

1.        Satisfaction of Bio-Quant Equity Commitments.  The undersigned acknowledges that the NexMed Equity Issuance shall be in full satisfaction of any and all prior agreements, obligations and commitments by Bio-Quant to issue or grant to the undersigned any equity security or right to receive or acquire any equity security, derivative security or other equity interest in Bio-Quant or any of its subsidiaries that has not been issued to date, including without limitation as set forth in the employment offer letter agreement dated ____________ between Bio-Quant and the undersigned (collectively, the “Bio-Quant Equity Commitments”).

2.        Release.  The undersigned hereby releases and discharges Bio-Quant and NexMed and each of Bio-Quant’s and NexMed’s subsidiaries and affiliates, and their respective stockholders, lenders, partners, members, officers, directors, employees, agents, successors and assigns (the “Released Parties”) from all actions, causes of action, suits, debts, sums of money, accounts, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims, and demands whatsoever, in law, equity or otherwise, and whether arising under federal, state, local or foreign law, that the undersigned may have or purport to have against the Released Parties arising out of or with respect to the Bio-Quant Equity Commitments.  The undersigned hereby waives any rights that the undersigned may have under Section 1542 of the California Civil Code, as amended from time to time, and acknowledges that he or she understands the significance and consequences of the releases herein and such specific waiver of Section 1542 of the California Civil Code, as amended from time to time.  Section 1542 of the Civil Code of the State of California provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

3.        Acknowledgment regarding NexMed Equity Issuance.  The undersigned acknowledges and agrees that the NexMed Equity Issuance shall be contingent on the closing of the proposed merger transaction between Bio-Quant and NexMed and subject, among other things, to: (a) the availability of a sufficient number of shares of NexMed Common Stock under NexMed’s articles of incorporation to consummate the NexMed Equity Issuance, and (b) the availability of a sufficient number of shares of NexMed Common Stock reserved for issuance under NexMed’s equity incentive plans to consummate the NexMed Equity Issuance.

4.        Governing Law.  This letter agreement shall be governed and construed in accordance with the laws of the State of California, without regard to principles of conflicts of laws.

Sincerely,

Printed Name

Acknowledged and accepted:

BIO-QUANT, INC.

By:
Name:	Edward Cox
Title:	President